          AMENDED AND RESTATED LOAN AGREEMENT, dated as of February   , 1997,
among ACT III THEATRES, INC., a Delaware corporation having an office at 919 S.W. Taylor Street, Suite 900, Portland, Oregon 97205 ("Borrower"), the lenders ("Lenders") listed on the signature pages hereof as Lenders and Co-Agents, and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation having an office at 201 High Ridge Road, Stamford, Connecticut 06927 ("GE Capital"), as agent for the Lenders hereunder (GE Capital, in such capacity, being "Agent").


                               W I T N E S S E T H
                               -------------------


          WHEREAS, Borrower has entered into an Amended and Restated Loan Agreement, dated as of September 10, 1996 (the "Original Loan Agreement") with GE Capital as agent and sole lender, which amended and restated the Loan Agreement dated as of May 1, 1989 between them; and

          WHEREAS, Borrower and GE Capital, as agent and sole lender under the Original Loan Agreement, desire to amend and restate such Original Loan Agreement;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree that the Original Loan Agreement is hereby amended and restated in its entirety to read as follows:

1. DEFINITIONS

          In addition to the defined terms appearing above, capitalized terms used in this Agreement shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings when used herein:

          "A 3 Ltd." shall mean A 3 Theatres of San Antonio, Ltd., a Texas limited partnership and an Affiliate of Borrower.

          "Accrued and Unpaid Management Fee" shall have the meaning assigned to it in Section 7.7(c).

          "Act III" shall mean Act III Communications, L.P., a Delaware limited partnership and an Affiliate of Borrower.

          "Adverse Environmental Condition" shall mean any of the matters referred to in clause (i) or (ii) of the definition of Environmental Claim.

          "Affiliate" shall mean with respect to any Person (i) each Person that, directly or indirectly, owns or Controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person, (ii) each Person that Controls, is Controlled by or is under common Control with such Person or any Affiliate of such Person or (iii) each of such Person's executive officers, directors, joint venturers and general partners. For the purpose of this definition GE Capital and its Affiliates shall not be deemed an Affiliate of the Borrower.

          "Agent" shall mean GE Capital, as Agent for Lenders hereunder, and any successor Agent appointed pursuant to Section 10.6.

          "Agreement" shall mean this Loan Agreement, including all amendments, modifications and supplements hereto and any appendices, exhibits or schedules to any of the foregoing, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

          "AMC-Austin Leases" shall mean all of the leasehold estates in real property acquired by Borrower or any of its Subsidiaries in connection with the Asset Purchase Agreement, dated May 26, 1989, among Borrower, American Multi-Cinema, Inc. and Durwood, Inc.

          "Ancillary Agreements" shall mean any supplemental agreement, undertaking, instrument, document or other writing executed by Parent, Borrower or by any of Borrower's Subsidiaries or Stockholders as a condition to advances or funding under this Agreement or otherwise in connection herewith, including, without limitation, the Loan Documents and all amendments or supplements thereto.

          "Asset Sale" shall mean any sale or other disposition (including by merger or consolidation) made after the date hereof by Borrower or any of its Subsidiaries to any Person (other than Borrower or any of its Subsidiaries) of
(i) all or substantially all of the Stock of any of Borrower's Subsidiaries,
(ii) all or substantially all the assets of Borrower or any of its Subsidiaries or any division of any of them, or (iii) any other asset of Borrower or any of its Subsidiaries not made in the ordinary course of business (including, without limitation, a termination or surrender of any lease prior to its stated expiration date).

          "Available Cash" shall mean, with respect to Borrower for any given Fiscal Year, an amount equal to Borrower's Consolidated Available Cash Flow with respect to such Fiscal Year, less the amount of such Consolidated Available Cash Flow required to be utilized to prepay the Loans pursuant to Section 2.4(a) hereof.

          "Borrower" shall mean Act III Theatres, Inc., a Delaware corporation, having an office at 919 S.W. Taylor Street, Suite 900, Portland, Oregon 97205.

          "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in either the state of California or the state of New York.

          "Capital Expenditures" shall mean all payments for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and which are required to be capitalized under GAAP.

          "Capital Lease" shall mean, with respect to any Person, any lease of any property, other than the Leases, by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet, other than, in the case of Borrower or a Subsidiary of Borrower, any such lease under which Borrower or such Subsidiary is the lessor.

          "Capital Lease Obligation" shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

          "Charges" shall mean all federal, state, county, city, municipal, local, foreign or other governmental (including, without limitation, PBGC) taxes at the time due and payable, levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) the Collateral, (ii) Borrower's or any of its Subsidiaries' employees, payroll, income or gross receipts, (iii) Borrower's or any of its Subsidiaries' ownership or use of any of its assets, or (iv) any other aspect of Borrower's or any of the Subsidiaries' business.

          "Closing Date" shall mean the date on which the Restated Loan Agreement becomes effective, as provided in Section 3.1 hereof.

          "Code" shall mean the Uniform Commercial Code of the jurisdiction with respect to which such term is used, as in effect from time to time.

          "Collateral" shall mean the Collateral covered by the Security Agreement and the Trademark Assignment Agreement, the Pledged Collateral covered by the Pledge Agreement and the properties and interests covered by the Mortgages and the Leasehold Mortgages.

          "Collateral Documents" shall mean the Guaranty, the Security Agreement, the Pledge Agreement, the Trademark Assignment Agreement, the Mortgages and the Leasehold Mortgages.

          "Commitments" shall mean, the obligation of Lenders to make Revolving Credit Advances, and the "Commitment" of any Lender shall mean the obligation of such Lender to make Revolving Credit Advances pursuant to Section 2.1 hereof in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender's name on the signature pages hereof under the caption "Commitment", as such amount may be reduced or modified pursuant to this Agreement.

          "Commitment Termination Date" shall mean the earliest of (i) February 14, 2002 and (ii) the date of termination of the Commitments pursuant to Section 9.2.

          "Common Stock" shall mean the common stock, $.001 par value, of Parent.

          "Compensation" shall mean, with respect to any Person, all payments and accruals commonly considered to be compensation, including, without limitation, all wages, salary, deferred payment arrangements, bonus payments and accruals, profit sharing arrangements, payments in respect of stock option or phantom stock option or similar arrangements, stock appreciation rights or similar rights, incentive payments, pension or employment benefit contributions or similar payments, made to or accrued for the account of such Person or otherwise for the direct or indirect benefit of such Person; PROVIDED, HOWEVER, that, Compensation shall not include payments and accruals payable by Borrower to employees of Borrower pursuant to that certain Compensation Plan as in effect on the Closing Date or as replaced by that certain Compensation Plan substantially in the form provided to Agent prior to the Closing Date.

          "Compensation Plan" shall mean the Management Incentive Compensation Plan of Borrower, a copy of which has been delivered to Agent and the Lenders.

          "Consolidated Available Cash Flow" shall mean, with respect to any Person for any period, Consolidated Cash Flow MINUS payments made in respect of Capital Expenditures permitted hereunder except any such payments made out of Net Cash Proceeds to the extent permitted by Section 2.4(b), cash interest, scheduled principal payments on the Notes, principal payments permitted hereunder on other Indebtedness (other than, with respect to Borrower, the Revolving Credit Loan to the extent that such payments do not result in a reduction in availability thereunder), payments made with respect to the management fee payable to Act III to the extent permitted to be paid by Section 7.7(c) hereof, payment of taxes, amounts used to repurchase Senior Subordinated Notes to the extent permitted by Section 7.21(a) hereof, and amounts used to declare and pay cash dividends to the extent permitted by Section 7.15(D) hereof.

          "Consolidated Cash Flow" shall mean, with respect to any Person for any period, the consolidated operating income (before extraordinary items (including any Net Cash Proceeds), interest, taxes, depreciation and amortization) of such Person and its consolidated Subsidiaries determined in accordance with GAAP and in a manner consistent with the projections referred to in Section 4.7 hereof.

          "Consolidated Cash Flow to Consolidated Fixed Charges Ratio" shall mean, at any date of calculation thereof, the ratio of (a) Consolidated Cash Flow of Borrower for the immediately preceding four consecutive fiscal quarters to (b) Consolidated Fixed Charges of Borrower for such period.

          "Consolidated Fixed Charges" shall mean, with respect to any Person for any period, the sum of (i) Consolidated Interest Charges of such Person and its consolidated Subsidiaries during such period plus (ii) principal amounts of all Indebtedness (including Capital Lease Obligations) of such Person and its consolidated Subsidiaries payable during such period resulting from borrowings or the granting of credit (other than normal trade credit) plus (iii) the amount of any reduction of the Revolving Credit Loans during such period as provided in
Section 2.1(c).

          "Consolidated Interest Charges" shall mean, with respect to any Person for any period, the amount which, in conformity with GAAP, would be set forth opposite the caption "interest expense" (or any like caption) on a consolidated income statement of such Person and all other Persons with which such Person's financial statements are to be consolidated in accordance with GAAP for the relevant period ended on such date (including interest payable with respect to any Capitalized Lease Obligation).

          "Consolidated Interest Coverage Ratio" shall mean, at any date of calculation thereof, the ratio of (a) Consolidated Cash Flow of Borrower for the immediately preceding four consecutive fiscal quarters to (b) Consolidated Interest Charges of Borrower for such period.

          "Consolidated Senior Debt" shall mean Consolidated Total Funded Debt other than the Senior Subordinated Notes.

          "Consolidated Senior Debt to Consolidated Cash Flow Ratio" shall mean, at any date of calculation thereof, the ratio of (a) Consolidated Senior Debt of Borrower to (b) Consolidated Cash Flow of Borrower for the immediately preceding four consecutive fiscal quarters.

          "Consolidated Theatre Cash Flow" shall mean, with respect to Borrower and its consolidated Subsidiaries for any period, the sum of Consolidated Cash Flow of Borrower and its consolidated Subsidiaries for such period plus Corporate Overhead of Borrower and its consolidated Subsidiaries for such period.

          "Consolidated Total Funded Debt" shall mean, with respect to any Person at any date of determination, the total of all Funded Debt (including Capital Lease Obligations) of such Person and its consolidated Subsidiaries outstanding on such date determined in accordance with GAAP, after eliminating all intercompany transactions.

          "Consolidated Total Funded Debt to Consolidated Cash Flow Ratio" shall mean, at any date of calculation thereof, the ratio of (a) Consolidated Total Funded Debt of Borrower to (b) Consolidated Cash Flow of Borrower for the immediately preceding four consecutive fiscal quarters; PROVIDED, HOWEVER, that solely for the purposes of this calculation, in the event that Borrower acquires any Theatre, Consolidated Cash Flow of Borrower shall include the operating income (before extraordinary items, interest, taxes, depreciation and amortization) of such acquired Theatre for the immediately preceding four consecutive fiscal quarters.

          "Contaminant" shall mean those substances which are regulated by or form the basis of liability under any Environmental Laws including, without limitation, asbestos, polychlorinated biphenyls ("PCBs"), and radioactive substances, or any other material or substance which constitutes a health, safety or environmental hazard to any person or property.

          "Continuing Directors" shall mean any member of the Board of Directors of Borrower who (i) is a member of that Board of Directors on the date hereof or
(ii) was nominated for election or elected to the Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election.

          "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise and "Controlled by" shall have the concomitant meaning; PROVIDED, HOWEVER, that a Person shall not be deemed to lack or to have failed to maintain Control of another Person by reason of the existence of rights of approval or veto rights held by any third party, including, without limitation, any stockholder, director, partner, lender or landlord.

          "Corporate Overhead" shall mean, for any period, all customary and routine overhead costs, expenses and liabilities of Borrower or any of its Subsidiaries, including, without limitation, all accounting and legal fees, telephone expenses, rent or other office overhead payable by Borrower or such Subsidiary, and all Compensation payable by Borrower or such Subsidiary, to the employees, officers or directors of Borrower or such Subsidiary, all of which are incurred in connection with the conduct of the business of Borrower or such Subsidiary; PROVIDED, HOWEVER, that Corporate Overhead shall not include any of the foregoing costs, expenses or liabilities incurred by Borrower or any of its Subsidiaries in connection with the day to day operations of any Theatre or management fees paid by Borrower pursuant to Section 7.7(c).

          "Debt" shall mean all principal of and premium, if any, and interest on, and all other amounts of any nature whatsoever owing in respect of the Revolving Credit Loan hereunder.

          "Default" shall mean any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

          "Derivative Ownership Interest" shall mean an ownership interest held either directly or indirectly and determined by reference to the diluted percentage interest that is derived through intermediate Persons. For instance, an 80% interest in a Person that, in turn, owns 80% of an underlying entity, would be computed as a 64% Derivative Ownership Interest in the underlying entity.

          "Disclosure Documents" means, collectively, the Registration Statement on Form S-1 filed by Borrower with the Securities and Exchange Commission, as amended from time to time through the date hereof, including, without limitation, the Prospectus dated January 26, 1993 constituting a part thereof.

          "DOL" shall mean the United States Department of Labor.

          "Eastgate" shall mean Eastgate Theatre, Inc., an Oregon corporation.

          "Environmental Claim" shall mean any accusation, allegation, notice of violation, claim, demand, abatement or other order or direction (conditional or otherwise) by any governmental authority or any Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties, interest, costs and expenses, or restrictions, resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden, accidental or non-accidental Releases), of, or exposure to, any Contaminant in, into or onto the environment (including, without limitation, the air, ground, water or any surface) at, in, by, from, or related to the Facilities, (ii) the transportation, storage, treatment or disposal of Contaminants in connection with the operation of the Facilities or any other tangible assets of the Borrower or any of its subsidiaries, or (iii) the violation, or alleged violation, of any statutes, ordinances, orders, rules, regulations, permits or licenses of or from any governmental authority, agency or court relating to environmental matters connected with the Facilities.

          "Environmental Laws" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 ET SEQ.), the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C.
Section 5101 ET SEQ.), the Federal Water Pollution Control Act
(33 U.S.C.Section 1251 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 ET SEQ.), the Clean Air Act (42 U.S.C. Section 7401 ET SEQ.), the Toxic Substances Control Act, as amended (15 U.S.C.
Section 2601 ET SEQ.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 ET SEQ.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 ET SEQ.), as these laws have been amended or supplemented and any analogous state or local statutes and the regulations promulgated pursuant thereto.

          "ERISA" shall mean the Employee Retirement Income security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

          "ERISA Affiliate" shall mean, with respect to Borrower or any of its subsidiaries, all trades or businesses (whether or not incorporated) which are under common control with

Borrower or any of its Subsidiaries and which, together with Borrower or any of its Subsidiaries, are treated as a single employer under Section 414(b), (c),
(m) or (o) of the IRC.

          "ERISA Event" shall mean, with respect to Borrower, any of its Subsidiaries or any ERISA Affiliate, (a) a Reportable Event (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under regulations issued under Section 4043 of ERISA), (b) the withdrawal of Borrower, any of its Subsidiaries or any ERISA Affiliate from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC under
Section 4042 of ERISA, (e) the failure to make required contributions which would result in the imposition of a lien under Section 412 of the IRC or Section 302 of ERISA, or (f) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or to cause the imposition of any liability under Title IV of ERISA.

          "Eurodollar Business Day" shall mean a Business Day on which banks in the City of London are required or permitted to be open for interbank or foreign exchange transactions.

          "Event of Default" shall have the meaning assigned to it in Section
9.1 hereof.

          "Exhibition Contract" shall mean any contract or other agreement, whether or not written, with a motion picture distributor for the exhibition of a motion picture.

          "Facilities" shall mean any and all real property owned or leased or used by Borrower or any of its Subsidiaries.

          "Federal Funds Rate" shall mean, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent.

          "Federal Reserve Board" shall have the meaning assigned to it in
Section 4.13 hereof.

          "Fiscal Year" shall mean the calendar year. Subsequent changes of the fiscal year of Borrower shall not change the term "Fiscal Year," unless the Required Lenders shall consent in writing to such changes.

          "Funded Debt" shall mean, with respect to any Person, all Indebtedness of such Person which by the terms of the agreement governing or instrument evidencing such Indebtedness matures more than one year from, or is directly or indirectly renewable or extendible at the option of the debtor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from, the date of creation thereof, including current maturities of long-term debt, revolving credit, and short-term debt extendible beyond one year at the option of the debtor and, in respect of Borrower, including the Revolving Credit Loan.

          "Funding Arrangements" shall have the meaning assigned to it in
Section 2.15(b) hereof.

          "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

          "GE Capital" shall mean General Electric Capital Corporation, a New York corporation, having an office at 201 High Ridge Road, Stamford, Connecticut 06927.

          "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner including, without limitation, any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof.

          "Guarantor" shall mean Parent and each Subsidiary of Borrower, each of which is executing and delivering to Agent the Guaranty.

          "Guaranty" shall mean the Guaranty made in favor of Agent, as agent for itself and the other Lenders, by each Guarantor, dated as of May 1, 1989, including all amendments, modifications and supplements thereto, and shall refer to the Guaranty as the same may be in effect at the time such reference becomes operative.

          "Improvements" shall have the meaning assigned to such term in Section 4.8(d) hereof.

          "Indebtedness" of any Person shall mean (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business), (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all Guaranteed Indebtedness, (v) all Indebtedness referred to in clause (i), (ii), (iii) or
(iv) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vi) the Obligations, and (vii) all liabilities under Title IV of ERISA.

          "Indenture" means the Indenture, dated as of February 2, 1993, between Borrower and The First National Bank of Boston, as Trustee, pursuant to which the Senior Subordinated Notes are to be issued, as the same may be hereafter amended, supplemented or modified from time to time to the extent permitted by the Loan Agreement.

          "Index Rate" shall mean, for any day, a floating rate equal to the higher of (i) the highest prime or base rate of interest publicly announced on any given Business Day by any of Citibank, N.A., Morgan Guaranty Trust Company of New York and The Chase Manhattan Bank (whether or not such rate is actually charged by any such bank) and (ii) the Federal Funds Rate plus fifty (50) basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

          "Index Rate Loan" shall mean any Loan that bears interest at the Index Rate.

          "Interest Payment Date" shall have the meaning assigned to such term in Section 2.8(a) hereof.

          "Interest Rate Contracts" means interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance, and other agreements or arrangements designed to provide protection against fluctuations in interest rates.

          "IRC" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

          "IRS" shall mean the Internal Revenue Service.

          "Lear" shall mean Norman Lear.

          "Leases" shall mean all of those leases of real property now owned or hereafter acquired by Borrower or any Subsidiary of Borrower, as lessee.

          "Leasehold Mortgage" shall mean the leasehold mortgages, leasehold deeds of trust or other similar leasehold security agreements substantially in the form of Exhibit C, made or to be made by Borrower and each of its Subsidiaries having an interest in the Lease to be encumbered, in favor of Agent to secure the Obligations creating a lien on the Leases particularly designated on Schedule 4.8(b) or for which Leasehold Mortgages are required in accordance with the terms of this Agreement, as the same may be amended, modified or supplemented, from time to time.

          "Lender" shall mean each Lender, including GE Capital, listed on the signature pages hereof and any future holder of all or any portion of the Notes.

          "LIBOR Lending Office" shall mean, with respect to any Lender, the office of such Lender specified as its "LIBOR Lending Office" opposite its name on Schedule 1.1 hereto (or, if no such office is specified, its domestic lending office) or such other office of such Lender as such Lender may from time to time specify to Borrower and Agent.

          "LIBOR Period" shall mean, with respect to any LIBOR Rate Loan, each period commencing on the last day of the next preceding LIBOR Period applicable to such LIBOR Rate Loan and ending 30 days thereafter, as selected by Borrower's irrevocable notice to Agent as set forth in Section 2.8(e) hereof; PROVIDED that the foregoing provision relating to LIBOR Periods is subject to the following:

          (1) if any LIBOR Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Eurodollar Business Day, such LIBOR Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding Eurodollar Business Day;

          (2) any LIBOR Period that would otherwise extend beyond the Termination Date shall end on the Termination Date;

          (3) any LIBOR Period pertaining to a LIBOR Rate Loan that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last Eurodollar Business Day of a calendar month;

          (4) Borrower shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Rate Loan during a LIBOR Period for such Loan; and

          (5) Borrower shall select LIBOR Periods so that there shall be no more than three tranches in existence at any one time and each tranche shall be in an amount of at least $5,000,000.

          "LIBOR Rate" shall mean for any LIBOR Period the average of the four rates, reported from time to time by Telerate News Service page 3750 or such other page as may replace page 3750 on that service or such other service or services as may be designated by the British Bankers' Association for the purpose of displaying such rate (or such other number of rates as such service may from time to time report), at which foreign branches of major United States banks offer United States dollar deposits to other banks for such LIBOR Period at approximately 9:00 a.m., New York City time, on the second full Eurodollar Business Day next preceding such LIBOR Period. If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and Borrower.

          "LIBOR Rate Loan" shall mean any loan that bears interest at the LIBOR Rate.

          "Lien" shall mean any mortgage or deed of trust (including any Mortgage and Leasehold Mortgage), pledge, hypothecation, assignment, deposit arrangement, lien, Charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

          "Loans" shall mean the Revolving Credit Loan.

          "Loan Documents" shall mean this Agreement, the Notes, the Collateral Documents and all other agreements, instruments, documents and certificates, including, without limitation, pledges, powers of attorney, consents, assignments, contracts, notices, whether now or hereafter executed by or on behalf of Borrower or any other Loan Party, or any employee of Borrower or any other Loan Party, and delivered to Agent or any Lender, in connection with this Agreement or the transactions contemplated hereby.

          "Loan Party" shall mean Parent, Borrower and each Subsidiary of Borrower.

          "Market Segment" shall mean the geographic regions in which the Borrower and/or its Subsidiaries own, lease or operate Theatres broken down as follows: (i) Alaska, (ii) Austin, Texas, (iii) San Antonio, Texas, (iv) Washington and Idaho, (v) Oregon and (vi) Nevada and Missouri.

          "Material Adverse Effect" shall mean a material adverse effect on (i) the business, assets, operations, financial or other condition of Parent, Borrower and its Subsidiaries, taken as a whole, (ii) the Parent's, Borrower's and its Subsidiaries' collective ability to pay the Obligations in accordance with the terms thereof, (iii) the Collateral, determined by reference to Parent, Borrower and its Subsidiaries, taken as a whole or (iv) Lenders' Liens on the Collateral or the priority thereof, determined by reference to Parent, Borrower and its Subsidiaries, taken as a whole.

          "Maximum Lawful Rate" shall have the meaning assigned to it in Section 2.8(d) hereof.

          "Maximum Revolving Credit Loan" shall mean, at any particular time, an amount equal to $250,000,000, as such amount may be limited or reduced from time to time pursuant to Sections 2.1(c), 2.1(d), 2.1(e) and 2.4 hereof.

          "Mortgage" shall mean each mortgage, deed of trust or similar security agreement made or to be made by Borrower and each of its subsidiaries having an interest in the Real Estate to be encumbered in favor of Lender, creating a lien against any portion of the real estate described in Schedule 4.8(a) hereto to secure the payment of the Obligations, substantially in the form of Exhibit D, as the same may be amended, modified or supplemented from time to time.

          "Multiemployer Plan" shall mean a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA and to which Borrower, any of its subsidiaries or any ERISA Affiliate is making, or is obligated to make, contributions or has made, or been obligated to make, contributions.

          "Net Cash Proceeds" shall mean cash payments received by Borrower or any of its Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received) from any Asset Sale made after the Closing Date, in each case net of the amount of (i) brokers' fees, legal fees, accountants' fees and related expenses payable in connection with such Asset Sale and (ii) federal, state and local taxes payable as a consequence of such Asset Sale.

          "Note Documents" means the Indenture, the Senior Subordinated Notes, each agreement entered into and certificate or other document executed with respect to the Indenture or the Senior Subordinated Notes, including, without limitation, the Disclosure Documents.

          "Notes" shall mean the Revolving Credit Notes.

          "Notice of Revolving Credit Advance" shall have the meaning assigned to it in Section 2.1(a) hereof.

          "Number" shall mean, in respect of shares of Common Stock, the number thereof, and in respect of the shares of Senior Subordinated Convertible Preferred Stock, the number of shares of Common Stock issuable upon the exercise or conversion thereof.

          "Obligations" shall mean all loans, advances, debts, liabilities, and obligations, for monetary amounts (whether or not such amounts are liquidated or determinable) owing by Borrower or any or all of its subsidiaries or all of them to Agent or Lenders or, if pursuant to interest rate hedging contracts, to any Lender or any Affiliate of a Lender, and all covenants and duties of Borrower or any of its Subsidiaries regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under any of the Loan Documents, or pursuant to any interest rate hedging contracts entered into by any Lender or any Affiliate of a Lender. This term includes, without limitation, all interest, charges, expenses, reasonable attorneys' fees and any other sum chargeable to Borrower or any or all of its Subsidiaries under any of the Loan Documents.

          "Parent" shall mean Act III Cinemas, Inc., a Delaware corporation and the owner of all of the issued and outstanding capital stock of Borrower.

          "Partnership Agreement" shall mean that certain Second Amended and Restated Agreement of Limited Partnership of A 3 Ltd., dated as of October 29, 1987, as amended, and the Certificate of Limited Partnership of A 3 Ltd., as amended.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions.

          "Permit" shall mean any permit, certificate, registration, approval, authorization, license, variance, or permission required from a governmental authority under any applicable Environmental Laws.

          "Permitted Encumbrances" shall mean the following encumbrances: (i) Liens for taxes or assessments or other governmental charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of this Agreement; (ii) pledges or deposits securing obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which Borrower or any of its subsidiaries is a party as lessee made in the ordinary course of business; (iv) deposits securing public or statutory obligations of Borrower or any of its subsidiaries; (v) workers', mechanics', suppliers', carriers', warehousemen's or other similar liens arising in the ordinary course of business not yet due and payable; (vi) non-consensual statutory, contractual (provided that such contractual liens are subordinate to the Lien in favor of the Agent, on behalf of the Lenders) or common law landlords' liens under any Lease hereafter executed by Borrower or any of its Subsidiaries and any statutory, contractual or common law landlord's lien under the Leases set forth on Schedule 4.8(b) (other than those which have been subordinated to the Lien in favor of the Agent, on behalf of the Lenders); (vii) Liens under concession or license agreements arising in the ordinary course of business not yet due and payable; (viii) deposits securing or in lieu of surety, appeal or customs bonds in proceedings to which Borrower or any of its Subsidiaries is a party; (ix) any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay; (x) easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto so long as the same do not materially impair the use, value, or marketability of such real property, leases or leasehold estates; (xi) Liens existing as of the Closing Date securing Indebtedness listed on Schedule 4.26 hereto; (xii) purchase money liens or purchase money security interests upon or in any property (other than any real property) acquired or held by Borrower or any of its Subsidiaries in the ordinary course of its business to secure the purchase price of such property or to secure the indebtedness incurred solely for the purpose of financing the acquisition of such property, or Liens existing on such property at the time of its acquisition (provided that such existing Liens would otherwise constitute a Permitted Encumbrance); PROVIDED, HOWEVER, that the aggregate principal amount of Indebtedness secured by such Liens shall not in the aggregate exceed the amount of Indebtedness of Borrower and its Subsidiaries permitted to be incurred in connection therewith under Section 7.3(a)(i) hereof; (xiii) presently existing Liens listed on Schedule 1.2 hereto, other than the general survey exception,
(xiv) any defect in title disclosed by surveys, other than a defect in title that has a Material Adverse Effect; PROVIDED, HOWEVER, that with respect to a defect in title disclosed by any such survey that does not have a Material Adverse Effect, Borrower promptly shall take and diligently pursue such actions as shall be reasonably required by Agent to remove such defects; (xv) such landlord's consents, nondisturbance agreements and such other agreements as may be required by Agent to be recorded in connection with the transactions contemplated by this Agreement; and (xvi) the leases in which Borrower or any of its Subsidiaries is a lessor described in Part Two of Schedule 4.8(b) hereto.

          "Permitted Transferee" shall mean, with respect to a Person, (a) the spouse or child of such Person, (b) such Person's heirs, executors or legal representatives, (c) trustees of an inter vivos trust or testamentary trust for the benefit of such Person or Persons identified in subparagraph (a) of this definition, or (d) another Person Controlled by such Person or by any Person identified in clauses (a) through (c) of this definition.

          "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

          "Plan" shall mean, with respect to Borrower, any of its Subsidiaries or any ERISA Affiliate, at any time, an employee pension benefit plan as defined in Section 3(2) of ERISA (including a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the IRC and is maintained for the employees of Borrower, any of its Subsidiaries or any ERISA Affiliate.

          "Pledge Agreement" shall mean the Pledge Agreement entered into between Agent, as agent for itself and the other Lenders, and each of Parent, Borrower and those Subsidiaries owning Stock of other Subsidiaries of Borrower, dated as of May 1, 1989, including all amendments, modifications and supplements thereto, and shall refer to the Pledge Agreement as the same may be in effect at the time such reference becomes operative.

          "Qualified Issuer" means any money center or first tier regional commercial bank (i) which has capital and surplus in excess of $200,000,000, and
(ii) the outstanding long term debt securities of which are rated at least A by Standard & Poor's Corporation or at least A-1 by

Moody's Investors Service, Inc., or carry an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments or any other bank or first tier investment bank reasonably acceptable to Agent.

          "Ratable Portion" or ratably shall mean, with respect to any Lender, the quotient obtained by dividing the Commitment of such Lender by the Commitments of all Lenders.

          "Real Estate" shall mean all of those plots, pieces or parcels of land now owned or hereafter acquired by Borrower or any Subsidiary (the "Land"), including, without limitation, those listed on Schedule 4.8(a) hereto and more particularly described in the Mortgages, together with the right, title and interest of Borrower or any Subsidiary, if any, in and to the streets, the land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, adjoining, or abutting the Land to the center line thereof, the air space and development rights pertaining to the Land and right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments, and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including, without limitation, all alley, vault, drainage, mineral, water, oil, and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land, and all fixtures and articles of personal property appertaining thereto and all additions thereto and substitution and replacement thereof.

          "Real Estate Permits" shall have the meaning assigned to it in Section 4.8(e) hereof.

          "Release" shall mean any release, threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment, or into or out of any property owned or leased by the Borrower or any of its Subsidiaries, including the movement of any Contaminant through or in the air, soil, surface water, groundwater, or property.

          "Remedial Action" shall mean all actions required under any Environmental Law to (1) clean up, remove, treat, or in any other way address any Contaminant in the indoor or outdoor environment; (2) prevent the Release or threat of Release, or minimize the further Release of any Contaminant so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (3) perform pre-remedial studies and investigations and post-remedial monitoring and care.

          "Reportable Event" shall have the meaning assigned to it in Section 4043 of ERISA.

          "Required Lenders" shall mean, as of any date and so long as any Debt is outstanding, the holders of Notes evidencing at least 60% of the aggregate unpaid principal amount of the Revolving Credit Loan or, in the event that at such date there is no Revolving

Credit Loan then outstanding, then the holders of Notes evidencing at least 60% of the unused portion of the Maximum Revolving Credit Loan, and in each case, at least two Lenders, so long as there are two or more Lenders; PROVIDED, HOWEVER, that such references to 60% shall be changed to a majority at such times as GE Capital holds a Commitment of less than $75,000,000.

          "Reserves" shall mean such reserves for doubtful accounts, returns, allowances and the like as may be established by Borrower or any Subsidiary or as may otherwise be required in accordance with GAAP.

          "Restated Loan Agreement" shall mean the Amended and Restated Loan Agreement dated February 14, 1997 among Borrower, the Lenders party thereto and GE Capital as Agent for the Lenders.

          "Restricted Lease" shall mean any lease of any property, but excluding the Leases, by Borrower or such subsidiary as lessee, other than any such lease under which Borrower or such Subsidiary is the lessor.

          "Restricted Payment" shall mean (i) the declaration of any dividends or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Borrower's Stock or (ii) any payment on account of the purchase, redemption or other retirement of Borrower's Stock or any other payment or distribution made in respect thereof, either directly or indirectly.

          "Revolving Credit Advance" shall have the meaning assigned to it in
Section 2.1(a) hereof.

          "Revolving Credit Loan" shall mean the aggregate amount of Revolving Credit Advances outstanding at any time.

          "Revolving Credit Note" shall have the meaning assigned to it in
Section 2.1(b) hereof.

          "Security Agreement" shall mean the Security Agreement entered into between Agent, as agent for itself and the other Lenders, and Borrower and its Subsidiaries, dated as of May 1, 1989, including all amendments, modifications and supplements thereto, and shall refer to the Security Agreement as the same may be in effect at the time such reference becomes operative.

          "Senior Management" shall mean Walt S. Aman, Hal Gaba, David Goldhill, Timothy Wood, Timothy Reed and Robert Lenihan.

          "Senior Subordinated Convertible Preferred Stock" shall mean the 200 shares of Senior Subordinated Convertible Preferred Stock, Series A, originally issued to Electra

Investment Trust P.L.C. pursuant to the Electra/Thybo Purchase Agreement, dated February 8, 1990, and the Stockholders Agreement.

          "Senior Subordinated Notes" means the 11-7/8% Senior Subordinated Notes due 2003, issued in an aggregate principal amount of $85,000,000 and any refinancings thereof which comply with the provisions of Section 7.21(b); PROVIDED, HOWEVER, that the terms and conditions of any such refinancings shall be no more onerous to Borrower than existing terms in all material respects as reasonably determined by Agent; and PROVIDED, FURTHER, HOWEVER, that the total principal amount of Senior Subordinated Notes outstanding at any one time shall not exceed $100,000,000.

          "Solvent" shall mean, when used with respect to any Person, that:

            (a) the present fair salable value of such Person's assets is in excess of the total amount of such Person' s liabilities;

            (b) such Person is able to pay its debts as they become due; and

            (c) such Person does not have unreasonably small capital to carry on such Person's business as theretofore operated and all businesses in which such Person is about to engage.

          "Stated Rate" shall mean, so long as no Event of Default has occurred and is continuing, a floating rate, which shall be determined as of the second Business Day following, but shall be effective as of the date of, Agent's receipt of the quarterly financial statements referred to in Section 5.1(b) hereof (the "Quarterly Financial Statements") equal to the Index Rate or LIBOR Rate, as the case may be, plus the applicable margin set forth below for the Borrower's Consolidated Total Funded Debt to Consolidated Cash Flow Ratio, as set forth on the most recent Quarterly Financial Statements received by Agent:




                                        Applicable     Applicable
                                        Margin for     Margin for
                                        Index Rate     LIBOR Rate
            Ratio                       Loans          Loans
            -----                       -----          -----

     Greater than 5.0 to 1.0            .75            2.25%
     Equal to or greater than
       4.5 to 1.0 but not greater       .25%           1.75%
       than 5.0 to 1.0
     Equal to or greater than             0%           1.50%
       4.0 to 1.0 but less than
       4.5 to 1.0
     Equal to or greater than             0%           1.25%

       3.5 to 1.0 but less than
       4.0 to 1.0
     Less than 3.5 to 1.0                 0%           1.00%

; PROVIDED, HOWEVER, that in the event Agent shall receive any Quarterly Financial Statements after the applicable time period set forth in Section 5.1(b), then the Stated Rate as previously determined shall remain in effect until such time as such Quarterly Financial Statements are delivered, and when so delivered, the Stated Rate determined as set forth above shall be effective, retroactively, on and as of the last day on which such Quarterly Financial Statements could have been timely delivered pursuant to Section 5.1(b), except that in no event shall any Lender be required to refund any interest payment already received by such Lender; and PROVIDED, FURTHER, HOWEVER, that solely for purposes of this calculation, in the event that Borrower shall construct any motion picture theatre and related assets, there shall be deducted from Consolidated Total Funded Debt the Capital Expenditures (up to an aggregate amount of $30,000,000) incurred by Borrower in connection therewith for the first twelve months following the date of such commencement of construction.

          "Stock" shall mean all shares, options, warrants, general or limited partnership interests (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

          "Stockholders" shall mean, with respect to any Loan Party, all of the holders of stock of such Loan Party immediately following the Closing Date.

          "Stockholders Agreement" shall mean the Stockholders Agreement, dated as of February 8, 1990, among Parent, Act III Theatres, L.P., Electra Investment Trust P.L.C., Thybo Gamma Limited and certain holders from time to time of capital stock.

          "Subsidiary" shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, and (b) any partnership in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% and which such Person or one or more Subsidiaries of such Person shall Control.

          "Taxes" shall mean taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Agent or a Lender by the jurisdictions under the laws of which Agent and Lenders are organized or any political subdivision thereof.

          "Termination Date" shall mean the date on which all Debt and any other Obligations hereunder have been completely discharged and Borrower shall have no further right to borrow any monies hereunder.

          "Theatres" shall mean each of the motion picture theatres and related assets owned or leased and operated by Borrower or any of its Subsidiaries.

          "Trademark Assignment Agreement" shall mean the Grant of Security Interest (Trademarks, Trademark Applications and Trademark Licenses) made in favor of Agent, on behalf of the Lenders, by Borrower and its Subsidiaries, dated as of May 1, 1989.

          "Voting Stock" shall mean outstanding shares of stock having voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power because of default in dividends or some other default.

          Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing.

          All other undefined terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of New York to the extent the same are used or defined therein.

          The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits and schedules hereto, as the same may from time to time be amended, modified or supplemented and not to any particular section, subsection or clause contained in this Agreement.

          Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

2. AMOUNT AND TERMS OF CREDIT

          1. REVOLVING CREDIT ADVANCES. (a) Upon and subject to the terms and conditions hereof, each Lender agrees to make available, from time to time, until the Commitment Termination Date, for Borrower's use and upon the request of Borrower therefor, advances(each, a "Revolving Credit Advance") in an aggregate amount outstanding which shall not at any given time exceed such Lender's Ratable Portion of the Maximum Revolving Credit Loan. Subject to the provisions of Section 2.4 and 2.6 hereof and until all amounts outstanding in respect of the Revolving Credit Loan shall become due and payable on the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 2.1(a) within the limits of each Lender's Commitment; PROVIDED, HOWEVER, that all repayments of any LIBOR Rate Loans shall be made on, and only on, the last day of the LIBOR Period for such Loan. Each Revolving Credit Advance shall be made on notice,(i) in the case of LIBOR Rate Loans, given no later than 12:00 P.M. (New York City time) three Business Days prior to the Business Day of the proposed Revolving Credit Advance, by Borrower to Agent, and (ii) in the case of Index Rate Loans, given no later than 12:00 P.M. (New York City time) on the Business Day of the proposed Revolving Credit Advance, by Borrower to Agent. Each such notice (a "Notice of Revolving Credit Advance") shall be in writing or by telephone to account executive (203) 316-7500, telecopy, telex or cable, confirmed immediately in writing, in substantially the form of Exhibit B hereto, specifying therein (i) the requested date of such Revolving Credit Advance, (ii) the amount of such Revolving Credit Advance, including, the amount, if any, requested to be LIBOR Rate Loans, (iii) for which purpose under Section 2.6 hereof such Advance is being requested and (iv) the bank to which the proceeds of such proposed Advance should be wired, and certifying therein that after giving effect to such borrowing, (x) the aggregate amount of all Revolving Credit Advances outstanding with respect to such purpose will not exceed the maximum amount permitted to be borrowed for such purpose and (y) the aggregate amount of all Revolving Credit Advances outstanding will not exceed the Maximum Revolving Credit Loan. Agent shall give to each Lender prompt notice of Agent's receipt of a Notice of Revolving Credit Advance. Each Lender shall, before 2:00 P.M. (New York City time) on the date of the proposed Revolving Credit Advance make available for the account of its applicable lending office to Agent at such account as Agent may specify, in immediately available funds, such Lender's Ratable Portion of the proposed aggregate amount of such Revolving Credit Advance. After Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 3, Agent will make such funds available to Borrower by wire transfer to any bank listed on Schedule 2.1, or any other bank reasonably acceptable to Agent and designated by Borrower in the Notice of Revolving Credit Advance.

            (a) The Revolving Credit Loan made by each Lender shall be evidenced by a promissory note to be executed and delivered by Borrower to each Lender on the Closing Date, the form of which is attached hereto and made a part hereof as Exhibit A (such note, as the same may be amended, extended or renewed from time to time being the "Revolving Credit Note"). The Revolving Credit Note shall be payable to the order of each Lender and shall represent the obligation of Borrower to pay the amount of such Lender's Ratable Portion of the Maximum Revolving Credit Loan or, if less, the aggregate unpaid principal amount of all Revolving Credit Advances made by each Lender to Borrower with interest thereon as prescribed in Section 2.8(a). The date and amount of each Revolving Credit Advance and each payment of principal with respect thereto shall be recorded on the books and records of each Lender, which books and records shall constitute PRIMA FACIE evidence of the accuracy of the information therein recorded.

The entire unpaid balance of the Revolving Credit Loan shall be due and payable on the Commitment Termination Date.

            (b) Unless theretofore reduced pursuant to subsection (e) below, the Maximum Revolving Credit Loan shall automatically be reduced on each date set forth below (a "Commitment Reduction Date") to the amount set forth below opposite such Commitment Reduction Date (or such lesser amount required by Section 2.1(e) below):

               Commitment
               Reduction                 Reduced

                DATE                            AMOUNT
                ----                            ------

            December 31, 1998                $245,000,000
            March 31, 1999                    240,000,000
            June 30, 1999                     235,000,000
            September 30, 1999                230,000,000
            December 31, 1999                 222,500,000
            March 31, 2000                    215,000,000
            June 30, 2000                     207,500,000
            September 30, 2000                200,000,000
            December 31, 2000                 190,000,000
            March 31, 2001                    180,000,000
            June 30, 2001                     170,000,000
            September 30, 2001                160,000,000

The Maximum Revolving Credit Loan shall be reduced to zero on the Commitment Termination Date.

            (c) Borrower shall have the right to reduce to zero the Maximum Revolving Credit Loan from time to time upon not less than 60 days prior notice to Agent of such reduction, which notice shall specify the effective date thereof and shall be irrevocable and effective only upon receipt by Agent; PROVIDED, HOWEVER, that any such reduction of any Index Rate Loan shall be made on, and only on, an Interest Payment Date, and any such reduction of any LIBOR Rate Loan shall be made on and only on, the last day of the LIBOR Period for such Loan.

            (d) Each reduction of the Maximum Revolving Credit Loan pursuant to
Section 2.4 during any period from and including a Reduction Date set forth in subsection (c) above to but excluding the next Reduction Date (the "Commitment Period") shall result in an automatic and simultaneous reduction of the Maximum Revolving Credit Loan in a pro rata amount as to each Lender for each subsequent Commitment Period. The Maximum Revolving Credit Loan once reduced may not be reinstated.

            2.  Intentionally Omitted.

            3. Intentionally Omitted.

            4. MANDATORY PREPAYMENT. (a) On or before 120 days after the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 1997 Borrower shall prepay the Loans in an amount equal to 50% of Borrower's Consolidated Available Cash Flow for such Fiscal Year.

            (a) Borrower shall prepay the Loans upon receipt by Borrower or any of its Subsidiaries of Net Cash Proceeds in excess of $1,000,000 during any Fiscal Year in an amount equal to such Net Cash Proceeds (it being understood that no Asset Sales yielding Net Cash Proceeds in excess of $15,000,000 individually or in the aggregate during any Fiscal Year may be made unless any such Asset Sale is consented to in writing by the Required Lenders).

            (b) All prepayments pursuant to clause (a) or (b) above shall be, so long as interest is charged on the Revolving Credit Loan based on the LIBOR Rate, made only on the last day of the LIBOR Period for such Loan, and shall be applied to repay the Revolving Credit Loan, in which event the Maximum Revolving Credit Loan will be permanently reduced (i) in the case of prepayments pursuant to clause (a) above, by the amount of each such repayment and (ii) in the case of prepayments pursuant to clause (b) above, by the amount of such repayments above $15,000,000 in any one Fiscal Year.

            (c) If, at any time, the aggregate principal amount of Revolving Credit Loans outstanding exceeds the Maximum Revolving Credit Loan, then Borrower shall immediately repay the Revolving Credit Loans by the amount of such excess.

            (d) No prepayment premium shall be payable in respect of any mandatory prepayment under this Section 2.4.

              Intentionally Omitted.

            6. USE OF PROCEEDS. The proceeds of the Revolving Credit Advances outstanding at any time shall be used by Borrower only as follows: (i) for working capital needs of Borrower and/or its Subsidiaries; (ii) up to the maximum amounts set forth in Section 7.10 may be used by Borrower during any Fiscal Year commencing prior to the Commitment Termination Date to make Capital Expenditures without the necessity of obtaining the prior consent of any Lender;
(iii) to repurchase Senior Subordinated Notes to the extent permitted by Section 7.21(a); and (iv) to pay cash dividends to Parent to the extent permitted by
Section 7.15.

            7. SINGLE LOAN. The Debt and all of the other Obligations of Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrower secured, until the Termination Date, by all of the Collateral.

            8. INTEREST ON REVOLVING CREDIT LOAN. (a) Borrower shall pay interest to Agent on the unpaid principal amount of each Revolving Credit Advance from the date of such Revolving Credit Advance until the unpaid principal amount thereof shall be paid in full, at a rate based on either the Index Rate or LIBOR Rate as follows: (i) with respect to each Revolving Credit Advance which bears interest at a rate based upon the Index Rate, at a rate per annum equal to the Index Rate plus the applicable margin for Index Rate Loans set forth in the definition of Stated Rate, monthly in arrears on the last day of each calendar month, commencing on the first such date after the Closing Date (each, an "Interest Payment Date") and on the date such Revolving Credit Loan is paid in full, and (ii) with respect to each Revolving Credit Advance which bears interest at a rate based upon the LIBOR Rate, at a rate per annum equal at all times during the LIBOR Period therefor at the LIBOR Rate for such LIBOR Period plus the applicable margin for LIBOR Rate Loans set forth in the definition of Stated Rate, payable in arrears on the last day of such LIBOR Period and on the date such Revolving Credit Loan is paid in full.

            (a) All computations of interest shall be made by the Agent and on a basis of a three hundred and sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest is payable. The Index Rate shall be determined by the Agent on each Business Day, and any change in the interest rate on the Notes resulting from a change in the Index Rate shall become effective as of the opening of business on the day on which such change in the Index Rate occurs. The LIBOR Rate shall be determined by the Agent on the second full Eurodollar Business Day prior to the first day of the applicable LIBOR Period. If any payment on the Revolving Credit Loan becomes due and payable on a day other than a Business Day, or a Eurodollar Business Day in the event that the Revolving Credit Loan shall bear interest based upon the LIBOR Rate, the maturity thereof shall be extended to the next succeeding Business Day or Eurodollar Business Day, as the case may be (except as provided in clause (1) of the definition of LIBOR Period), and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

            (b) So long as any Event of Default shall be continuing, the interest rate applicable to the Revolving Credit Loan shall be increased by 2% per annum above the rate otherwise applicable.

            (c) Notwithstanding anything to the contrary set forth in this
Section 2.8, if at any time until payment in full of all of the Obligations, the Stated Rate exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Lawful Rate"), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; PROVIDED, HOWEVER, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lenders from the making of advances hereunder is equal to the total interest which Lenders would have received had the Stated Rate been (but for the operation of this paragraph) the interest rate payable since the Closing Date. Thereafter, the interest rate payable hereunder shall be the Stated

Rate unless and until the Stated Rate again exceeds the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by any Lenders pursuant to the terms hereof exceed the amount which such Lenders could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. In the event the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. In the event that a court of competent jurisdiction, notwithstanding the provisions of this Section 2.8(d), shall make a final determination that any Lender has received interest hereunder or under any of the Loan Documents in excess of the Maximum Lawful Rate, such Lender shall, to the extent permitted by applicable law, promptly apply such excess first to any interest due and not yet paid under its Note, then to the principal amount of its Note (without premium or penalty), then to other unpaid Obligations and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

            (d) So long as no Event of Default has occurred and is continuing
(i) Borrower may elect on at least three Eurodollar Business Days' prior notice to convert Index Rate Loans to LIBOR Rate Loans and (ii) Borrower may elect on or before the third Eurodollar Business Day prior to the end of each LIBOR Period with respect to any LIBOR Rate Loan to have such LIBOR Rate Loan bear interest based upon the LIBOR Rate for the next succeeding LIBOR Period. In each of clauses (i) and (ii), Borrower shall make such election by notice to Agent in writing, by telecopy, telex or cable. If no such notice is received with respect to a LIBOR Rate Loan on the third Eurodollar Business Day prior to the end of the LIBOR Period with respect to such LIBOR Rate Loan, such LIBOR Rate Loan shall be converted to an Index Rate Loan at the end of the LIBOR Period.

            9. Intentionally Omitted.

            10. FEES. (a) Borrower shall pay (i) to GE Capital the fees specified in that certain fee letter dated the date hereof between Borrower and GE Capital, at the times specified for payment therein and (ii) to Lenders the fees as previously agreed to by Borrower and Lenders.

            (a) Borrower shall pay to each Lender an unused line fee on the average daily unused portion of such Lender's Commitment to make a Revolving Credit Loan from the date hereof until the Commitment Termination Date payable monthly in arrears on each Interest Payment Date, at the rate of .375% per annum when Borrower's Consolidated Total Funded Debt to Consolidated Cash Flow Ratio is greater than 4.0 to 1.0 and at the rate of .250% per annum when such Ratio is less than or equal to 4.0 to 1.0. Such Ratios shall be determined as provided in the definition of Stated Rate (without regard to the second proviso thereof).

            11. RECEIPT OF PAYMENTS. Borrower shall make each payment under this Agreement not later than 2:00 P.M. (New York City time) on the day when due in lawful money of the United States of America in immediately available funds to Agent's depository bank in the state of New York as designated by Agent from time to time for deposit in Agent's depositary account or, if Agent so notifies Borrower at least one Business Day prior to the date on which such payment is due, directly to each Lender, ratably based on the respective principal amounts of the Notes held by each Lender that relate to the Loan in respect of which such payment is made or applied. Agent will, upon any such deposit to its depositary account, promptly thereafter cause to be distributed like funds relating to the payment of principal or interest (other than interest or principal payments on the Revolving Credit Loan) ratably to Lenders as provided above, and like funds relating to the payment of any amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. For purposes only of computing interest hereunder, all payments shall be applied by Agent to the Revolving Credit Loan on the day payment has been credited by Agent's depository bank to Agent's account in immediately available funds or, if Agent has notified Borrower to make any such payments directly to Lenders, such payments shall be applied by each Lender to its Revolving Credit Loan on the day payment has been received by such Lender in immediately available funds. For purposes of determining the amount of funds available for borrowing by Borrower pursuant to Section 2.1(a) hereof, such payments shall be applied by Agent against the outstanding amount of the Revolving Credit Loan at the time they are credited to its account.

            12. APPLICATION OF PAYMENTS. Subject to the provisions of 2.4(c), Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by Agent or any Lender from or on behalf of Borrower pursuant to the terms of this Agreement, and Borrower irrevocably agrees that Agent and Lenders shall have the continuing exclusive right to apply any and all such payments against the then due and payable Obligations of Borrower and in repayment of the Revolving Credit Loan as they each may deem advisable. In the absence of a specific determination by Agent and Lenders with respect thereto, the same shall be applied in the following order: (i) then due and payable fees and expenses; (ii) then due and payable interest payments on the Debt; and (iii) then due and payable principal payments on the Debt. Agent is authorized to, and at its option may, make advances on behalf of Borrower for payment of all fees, expenses, charges, costs, principal and interest incurred by Borrower hereunder. Such advances shall be made when and as Borrower falls to promptly pay such fees, expenses, charges, costs, principal and interest and, at Agent's option and to the extent permitted by law, shall be deemed Revolving Credit Advances constituting part of the Revolving Credit Loan hereunder.

            13. SHARING OF PAYMENTS, ETC. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Loan made by it in excess of its ratable share of payments on account on the Loan obtained by all Lenders, such Lender shall forthwith purchase from each other Lender such participations in the Loan made by it as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other Lender; PROVIDED, HOWEVER, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share

(according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

            14. ACCOUNTING. Agent will provide a monthly written accounting of transactions under the Revolving Credit Loan to Borrower. Each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein, unless Borrower, within 45 days after the date any such accounting is rendered, shall notify Agent in writing of any objection which Borrower may have to any such accounting, describing the basis for such objection with specificity. In that event, only those items expressly objected to in such notice shall be deemed to be disputed by Borrower. Agent's determination, based upon the facts available, of any item objected to by Borrower in such notice shall (absent manifest error) be final, binding and conclusive on Borrower, unless Borrower shall commence a judicial proceeding to resolve such objection within 45 days following Agent's notifying Borrower of such determination.

            15. INDEMNITY. (a) Borrower shall indemnify and hold Agent and each Lender harmless, whether or not the transactions contemplated hereby have been consummated, from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including, without limitation, reasonable attorneys' fees and disbursements, including those incurred upon any appeal) which may be instituted or asserted against or incurred by Agent or any Lender as the result of its having entered into any of the Loan Documents or Ancillary Agreements or extended credit hereunder; PROVIDED, HOWEVER, that Borrower shall not be liable for such indemnification to such indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from such indemnified Person's gross negligence or willful misconduct or any breach by Agent or any Lender of any of its obligations under the Loan Documents.

            (a) Borrower understands that in connection with Lenders' arranging to provide the LIBOR Rate interest option with respect to the Revolving Credit Loan from time to time at the option of the Borrower on the terms provided herein, Lenders may enter into funding arrangements with third parties ("Funding Arrangements") on terms and conditions which could result in substantial losses to such Lenders if such LIBOR Rate funds do not remain outstanding at the interest rates provided herein for the entire monthly interest period with respect to which the LIBOR Rate has been fixed. Consequently, in order to induce Lenders to provide such LIBOR Rate option on the terms provided herein and in consideration for the entering into by Lenders of Funding Arrangements from time to time in contemplation thereof, if any LIBOR Rate funds are repaid in whole or in part prior to the last day of such monthly interest period therefor (whether such repayment is made pursuant to any provision of this Agreement or any other Loan

Document or is the result of acceleration, by operation of law or otherwise), Borrower shall indemnify and hold harmless each Lender from and against and in respect of any and all losses, costs and expenses resulting from, or arising out of or imposed upon or incurred by such Lender by reason of the liquidation or reemployment of funds acquired or committed to be acquired by such Lender to fund such LIBOR Rate Option pursuant to the Funding Arrangements. The amount of any losses, costs or expenses resulting in an obligation of Borrower to make a payment pursuant to the foregoing sentence shall not include any losses attributable to lost profit to Lenders but shall represent the excess, if any, of (A) such Lender's cost of borrowing the LIBOR Rate funds pursuant to the Funding Arrangements over (B) the return to such Lender on its reinvestment of such funds; PROVIDED, HOWEVER, that if any Lender terminates any Funding Arrangements in respect of the LIBOR Rate funds as a result of any repayment of LIBOR Rate Loans by Borrower prior to the end of any monthly interest period, the amount of such losses, costs and expenses shall include the cost to such Lender of such termination. In reinvesting any funds borrowed by any Lender pursuant to the Funding Arrangements, such Lender shall take into consideration the remaining maturity of such borrowings. As promptly as practicable under the circumstances, each Lender shall provide Borrower with its written calculation of all amounts payable pursuant to the next preceding sentence, and such calculation shall be binding on the parties hereto unless Borrower shall object thereto in writing within ten Business Days of receipt thereof.

            16. ACCESS. Agent and each Lender and any of their officers, employees and/or agents, at the expense of Agent or such Lender, as the case may be (unless there shall exist an Event of Default, in which event all costs and expenses shall be borne by Borrower), shall have the right, exercisable as frequently as Agent or any Lender reasonably determines to be appropriate, during normal business hours (or at such other times as may reasonably be requested by Agent or any Lender) to inspect the properties and facilities of Borrower and its Subsidiaries and to inspect, audit and make extracts from all of Borrower's and its Subsidiaries' records, files and books of account. Borrower shall deliver any document or instrument reasonably necessary for Agent or any Lender, as any of them may request, to obtain records from any service bureau maintaining records for Borrower or its Subsidiaries, including, without limitation, computer tapes and discs owned by Borrower and its Subsidiaries. Borrower shall instruct its and its Subsidiaries' banking and other financial institutions to make available to Agent and each Lender such information and records as Agent and each Lender may reasonably request. In connection with such investigations, Agent and each Lender may interview Borrower's and its Subsidiaries' employees, during normal business hours and as Agent or any Lender may reasonably request, and Borrower and its Subsidiaries agree to make their employees available for such interviews and shall instruct such employees to cooperate with Agent or such Lender for purposes of such investigation. With respect to all of the foregoing, Agent and each Lender shall maintain the confidentiality of any information received and the contents of all records reviewed by it and shall not disclose any such information or the contents of any such records to any Person other than (i) to Agent's or such Lender's accountants or attorneys, in which event such accountants or attorneys shall similarly agree not to disclose such information or the contents of such records, (ii) to a potential purchaser of a Note or participant in the Loans, in which event such potential purchaser or participant shall similarly agree not to disclose such information or the contents of such records, (iii) except as provided in subparagraph (iv) below, upon the occurrence and continuance of an Event of Default, in which event the recipient thereof shall similarly agree not to disclose such information or the contents of such records, (iv) in connection with the exercise of any remedies of Agent or any Lender, as the case may be, under any Collateral Document and (v) to the extent any such disclosure is required by applicable law.

            17. CAPITAL ADEQUACY; INCREASED COSTS; ILLEGALITY. (a) If any Lender shall determine that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by such Lender (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder or credit extended by it hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance by an amount deemed by such Lender to be material, then from time to time as specified by such Lender, Borrower shall pay such additional amount or amounts as will compensate such Lender for such reduction upon written notice to Borrower specifying such amounts and the calculation thereof.

            (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining of any Loan or portion thereof bearing interest based on the LIBOR Rate, then Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower and Agent by such Lender, shall be conclusive and binding on Borrower for all purposes, absent manifest error. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to in clause (i) or (ii) above which would result in any such increased cost to such Lender, such Lender shall, to the extent not inconsistent with such Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 2.17(b).

            (b) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain such Loan bearing interest based on the LIBOR Rate, then, unless such Lender is able to agree to make or to continue to fund or to maintain such Loans which bear interest based on the LIBOR Rate at another branch or office of such Lender without, in such Lender's opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain Loans or any portions thereof bearing interest based on the LIBOR Rate shall terminate and (ii) Borrower shall forthwith prepay in full all outstanding Loans or any portions thereof then bearing interest based on the LIBOR Rate, together with interest accrued thereon, of such Lender unless Borrower, within five Business Days, after the delivery of such notice and demand, converts all such Loans into a Loan bearing interest based on the Index Rate.

            (c) Upon the occurrence of any of the events set forth in this
Section 2.17, Agent shall promptly notify Borrower in writing of the occurrence of such event. Borrower shall have the right within 5 days of receipt of such notice to convert any outstanding LIBOR Rate Loans to an Index Rate Loan.

            (d) Within fifteen (15) days after receipt by Borrower of written notice and demand from any Lender (an "AFFECTED LENDER") for payment of additional amounts or increased costs as provided in Section 2.17(a) or (b) above, Borrower may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Default or Event of Default shall have occurred and be continuing, Borrower, with the consent of Agent, may obtain, at Borrower's expense, a replacement Lender ("REPLACEMENT LENDER") for the Affected Lender, which Replacement Lender must be acceptable to Agent. If Borrower obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender must sell and assign its Note and Commitments to such Replacement Lender for an amount equal to the principal balance of the Note held by the Affected Lender and all accrued interest and fees with respect thereto through the date of such sale, PROVIDED that Borrower shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment.

Notwithstanding the foregoing, Borrower shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within fifteen (15) days following its receipt of Borrower's notice of intention to replace such Affected Lender. Furthermore, if Borrower gives a notice of intention to replace and does not so replace such Affected Lender within ninety (90) days thereafter, Borrower's rights under this
Section 2.17(e) shall terminate and Borrower shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 2.17(a) and (b).

            18. TAXES. (a) Any and all payments by Borrower hereunder or under the Notes shall be made, in accordance with this Section 2.18, free and clear of and without deduction for any and all present or future Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.18) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of Taxes, Borrower shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof.

            (a) Borrower shall indemnify and, within ten (10) days of demand therefor, pay Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 2.18) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

            (b) Each Lender organized under the laws of a jurisdiction outside the United States (a "Foreign Lender") as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower and Agent a properly completed and executed IRS Form 4224 or Form 1001 or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender's entitlement to such exemption (a "Certificate of Exemption"). Any foreign Person that seeks to become a Lender under this Agreement shall provide a Certificate of Exemption to Borrower and Agent prior to becoming a Lender hereunder. No foreign Person may become a Lender hereunder if such Person is unable to deliver a Certificate of Exemption.


            (c) Borrower agrees to pay all present or future Taxes that arise from any payment made under this Agreement, the Notes or any other Loan Document or with respect to this Agreement, the Notes, the other Loan Documents or any other agreements and instruments contemplated hereby or thereby.

3.  CONDITIONS PRECEDENT

            1. CONDITIONS TO EFFECTIVENESS OF RESTATED LOAN AGREEMENT. This Restated Loan Agreement shall become effective on the date (the "Closing Date") upon which each of the following conditions have been satisfied, including the delivery to Agent, with sufficient copies (other than the new Notes) for each Lender, of each of the documents set forth below in form and substance satisfactory to Agent, each dated the Closing Date:

            (a) Counterparts of this Restated Loan Agreement duly executed by Borrower, Lenders and Agent.

            (b) New Revolving Credit Notes of Borrower payable to the order of each Lender, in a principal amount equal to its Commitment as in effect after giving effect to this Restated Loan Agreement, which new Revolving Credit Notes shall be in substitution for all of the Revolving Credit Notes existing and as in effect before giving effect to this Restated Loan Agreement.

            (c) Each Lender, other than GE Capital, shall have purchased from GE Capital, by wire transfer of federal funds to an account designated by GE Capital, its Ratable Portion of the outstanding Revolving Credit Loan, and Borrower shall have similarly paid to GE Capital all accrued and unpaid interest thereon through the Closing Date.

            (d) Duly executed and acknowledged amendments to each Leasehold Mortgage and/or Mortgage in form and substance acceptable to Agent and in recordable form.

            (e) Date-down and revolving credit endorsements to each title insurance policy (or new mortgagee title insurance policies where such endorsements are unavailable) insuring Lenders as first priority mortgagee lienholders and showing the title to be free and clear of all encumbrances except those reasonably acceptable to Agent.

            (f) A favorable opinion of Schwabe Williamson & Wyatt P.C., counsel to Borrower, and favorable opinions of special local counsel of Borrower in each of the states of Alaska, Idaho, Oregon, Texas and Washington, as selected by Borrower and approved by the Lenders, in each case in form and substance satisfactory to Agent and as to such matters as Agent may reasonably request.

            (g) (i) An Acknowledgment and Consent duly executed by each Guarantor party to the Guaranty, each Grantor party to the Security Agreement and each Pledgor party to the Pledge Agreement, consenting to the terms of this Restated Loan Agreement and confirming that the Guaranty, the Security Agreement and the Pledge Agreement, as applicable, remain in full force and effect and continue to secure the Obligations pursuant to the terms thereof and (ii) an Acknowledgment and Consent duly executed by TEMT Alaska, Inc. ("TEMT"), as guarantor under that certain Agreement, dated as of May 1, 1989 (the "TEMT Guaranty Agreement"), by and between TEMT, Borrower and GE Capital (as lender and Agent) as beneficiary, consenting to the terms of this Restated Loan Agreement and confirming that the TEMT Guaranty Agreement remains in full force and effect and that each of Borrower and TEMT continue to remain personally liable for the amount due under the Revolving Credit Notes and the Guaranty.

            (h) Certified copy of the resolutions of the Board of Directors of Borrower approving this Restated Loan Agreement, the new Revolving Credit Notes and the Mortgage amendments and the consummation of the transactions contemplated hereby and thereby and the execution of the documents to be delivered in connection herewith and therewith.

            (i) A Certificate of an officer of Borrower certifying as to the accuracy, as of the Closing Date as though made on and as of such date, of the representations and warranties of Borrower in this Agreement and the other Loan Documents, after giving effect to this Restated Loan Agreement and the transactions contemplated hereby, except to the extent it expressly relates to an earlier date and for changes permitted or contemplated hereby.

            (j) A Certificate of the Secretary or Assistant Secretary of Borrower as to incumbency and signatures of the officers of Borrower executing this Restated Loan Agreement, the new Revolving Credit Notes, the Mortgage amendments and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

            (k) Borrower shall have paid (i) to Agent all of the fees and expenses required to be paid pursuant hereto and the fee letter referred to in
Section 2.10(a)(i) hereof and (ii) to Lenders all fees required to be paid pursuant to Section 2.10(a)(ii) hereof.

            (l) Such additional documents, opinions, consents, information and materials as Agent may reasonably request.

            2. CONDITIONS TO THE INITIAL AND EACH SUBSEQUENT REVOLVING CREDIT ADVANCE. It shall be a condition precedent to the initial Revolving Credit Advance made on or after the Closing Date and each subsequent Revolving Credit Advance that Agent shall have received a Notice of Revolving Credit Advance and that the following statements shall be true on the date of each such funding or advance:

            (a) All of the representations and warranties of the Loan Parties contained herein or in any of the Loan Documents shall be correct on and as of the Closing Date and the date of each such Revolving Credit Advance as though made on and as of such date, except to the extent that any such representation or warranty expressly relates to an earlier date and for changes therein permitted or contemplated by this Agreement.

            (b) No event shall have occurred and be continuing, or would result from the funding of any Revolving Credit Advance, which constitutes or would constitute a Default or an Event of Default.

            (c) The aggregate unpaid principal amount of the Revolving Credit Loan after giving effect to such Revolving Credit Advance, shall not exceed the Maximum Revolving Credit Loan, as such amount may be reduced from time to time.

            The acceptance by Borrower of the proceeds of any Revolving Credit Advance shall be deemed to constitute, as of the date of such acceptance, (i) a representation and warranty by Borrower that the conditions in this Section 3.2 have been satisfied and (ii) a confirmation by Borrower of the granting and continuance of Agent's Lien pursuant to the Collateral Documents.

4.  REPRESENTATIONS AND WARRANTIES

            To induce Lenders to make the Revolving Credit Loan as herein provided for, Borrower makes the following representations and warranties to Agent and Lenders, each and all of which shall be true and correct as of the date of execution and delivery of this Agreement, except to the extent that any such representation or warranty expressly relates to an earlier date and for changes therein since September 10, 1996 permitted or contemplated by this Agreement, and shall survive the execution and delivery of this Agreement:

            1. CORPORATE OR PARTNERSHIP EXISTENCE; COMPLIANCE WITH LAW. Parent, Borrower and each Subsidiary of the Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation (except for A 3 Ltd., which is a limited partnership duly formed under the laws of the state of Texas); (ii) is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification (except for jurisdictions in which such failure so to qualify or to be in good standing would not have a Material Adverse Effect); (iii) has the requisite corporate power and authority (except for A 3 Ltd., which has the requisite partnership power and authority) and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore and proposed to be conducted; (iv) has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all governmental authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (v) is in compliance with its certificate of incorporation and by-laws (except for A 3 Ltd., which is in compliance with all terms and provisions of the Partnership Agreement) other than where the failure to so comply would not have a Material Adverse Effect; and (vi) except as set forth in Schedule 4.1 hereto, is in compliance with all applicable provisions of law where the failure to comply would have a Material Adverse Effect.

            2. EXECUTIVE OFFICES. The current location of Borrower's and each of its Subsidiary's executive offices and principal place of business is set forth on Schedule 4.2 hereto.

            3. SUBSIDIARIES. There currently exist no Subsidiaries of Borrower other than as set forth on Schedule 4.3 hereto, which sets forth such Subsidiaries, together with their respective jurisdictions of organization, and the authorized and outstanding capital Stock of each such Subsidiary, by class and number and percentage of each class legally owned by Borrower or a Subsidiary of Borrower or any other Person, owned as of the Closing Date. Except as set forth on Schedule 4.3, there are no options, warrants, rights to purchase or similar rights covering capital Stock for any such Subsidiary. Schedules 4.8(a) and 4.8(b) set forth a complete and correct list of each Theatre owned by Borrower and/or any of its Subsidiaries, including the address and number of screens of each such Theatre, and the ownership thereof.

            4. CORPORATE AND PARTNERSHIP POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. The execution, delivery and performance by Parent, Borrower and its Subsidiaries of the Loan Documents, Ancillary Agreements and all instruments and documents to be delivered by Parent, Borrower and its Subsidiaries, to the extent they are parties thereto, hereunder and thereunder and the creation of all Liens provided for herein and therein: (i) are within Parent's, Borrower's and its Subsidiaries' corporate (or, with respect to A 3 Ltd., partnership) power; (ii) have been duly authorized by all necessary or proper corporate (or, with respect to A 3 Ltd., partnership) action; (iii) are not in contravention of any provision of Parent's, Borrower's or its Subsidiaries' respective certificates or articles of incorporation or by-laws (or, with respect to A 3 Ltd., the Partnership Agreement); (iv) will not violate any law or regulation applicable to such party, or any order or decree of any court or governmental instrumentality binding such party; (v) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument (other than Exhibition Contracts) to which Parent, Borrower or any of its Subsidiaries is a party or by which Parent, Borrower or any of its Subsidiaries or any of their property is bound which reasonably could be expected to have a Material Adverse Effect; (vi) will not result in the creation or imposition of any Lien upon any of the property of Parent, Borrower or any of its Subsidiaries other than those in favor of Lenders, all pursuant to the Loan Documents; and (vii) do not require the consent or approval of any governmental body, agency, authority or, except as set forth on Schedule 4.4 hereto, any other Person other than those which may be required under Exhibition Contracts or those which have been obtained and copies of which have been delivered to the Agent pursuant to Section 3.1(y) hereof or which the failure to have obtained could not reasonably be expected to have a Material Adverse Effect, each of which is in full force and effect. Each of the Loan Documents and other Ancillary Agreements have been duly executed and delivered for the benefit of or on behalf of Parent, Borrower or its Subsidiaries, as the case may be, and each constitute a legal, valid and binding obligation of Parent, Borrower or its Subsidiaries, to the extent they are parties thereto, enforceable against them in accordance with its terms subject to bankruptcy, insolvency, and other laws affecting creditors' rights generally and to the application of equitable remedies.

            5. SOLVENCY. After giving effect to the outstanding Revolving Credit Loan and the payment of all estimated legal and other fees related hereto, Borrower and each of its Subsidiaries is Solvent.

            6. FINANCIAL STATEMENTS.

            (a) The audited financial statements of Borrower and its Subsidiaries as of December 31, 1995, a copy of which has been furnished to Agent prior to the date of this Agreement, have been prepared in accordance with GAAP and have been certified without qualification by Price Waterhouse L.L.P.

            (b) The consolidated unaudited balance sheet as at September 30, 1996 and the related consolidated and consolidating unaudited profit and loss statements and consolidated cash flow statement of Borrower and its Subsidiaries, as the case may be, for the nine months then ended, copies of which have been furnished to Agent prior to the date of this Agreement, have been prepared in conformity with GAAP consistently applied throughout the periods involved and present fairly in all material respects the consolidated financial position of Borrower and its Subsidiaries at the date thereof, and the results of operations and cash flows for the period then ended subject to normal year-end audit adjustments.

            (c) None of Borrower or any of its Subsidiaries has any obligations, contingent liability or liabilities for Charges or unusual forward or long-term commitments which are not reflected in the September 30, 1996 consolidated balance sheet of Borrower and its Subsidiaries, except those incurred in the ordinary course of business since such date, none of which would have a Material Adverse Effect.

            (d) Except as previously disclosed in writing by Borrower to Agent and Lenders, there has been no material adverse change in the business, assets, operations, financial or other condition of Borrower and its Subsidiaries, taken as a whole or in any given Market Segment, taken as a whole, in each case, since December 31, 1995 (it being understood that, subsequent to the Closing Date, this representation and warranty shall be subject to the fact that Borrower shall have incurred the Obligations hereunder). No dividends or other distributions have been declared, paid or made upon any shares of capital Stock of Borrower or any of its Subsidiaries nor have any shares of capital Stock of Borrower or any of its Subsidiaries been redeemed, retired, purchased or otherwise acquired for value by Borrower or its Subsidiaries since December 31, 1995, otherwise than (i) as permitted by this Agreement, (ii) as reflected in the September 30, 1996 consolidated balance sheet of Borrower and its Subsidiaries or as set forth in Schedule 4.6(d) hereto or (iii) as previously disclosed in writing by Borrower to, or consented to in writing by, Agent.

            7. PROJECTIONS. The projected balance sheet, income statement and statement of cash flows of Borrower and its consolidated Subsidiaries as at the end of each month during the period commencing January 1, 1997, on a monthly basis for Fiscal Year 1997 and on an annual basis for each of Fiscal Years 1998 through 2002, copies of which projections have been furnished to the Agent prior to the date hereof, disclose all assumptions made with respect to general economic, financial and market conditions in formulating such projections. To the knowledge of Borrower no facts exist on the date hereof which would result in any material change in any of such projections. The projections are based upon reasonable estimates and assumptions on the date hereof, all of which are fair in light of current conditions on such date, have been prepared on the basis of the assumptions stated therein, and reflect the reasonable estimate of Borrower on such date and the results of operations and other information projected therein.

            8. OWNERSHIP OF PROPERTY; LIENS. (a) (i) Borrower or its Subsidiaries owns good and marketable fee simple title to all of the Real Estate described on Schedule 4.8(a) hereto, and good and valid leasehold interests in the Leases described in Schedule 4.8(b) hereto, and good and marketable title to, or valid leasehold interests, licenses or other similar interests in, all of its other properties and assets; (ii) none of the properties and assets of Borrower or its Subsidiaries including, without limitation, the Real Estate and Leases are subject to any Liens, except (x) Permitted Encumbrances and (y) from and after the Closing Date, the Lien in favor of Agent, for its benefit and the ratable benefit of Lenders, pursuant to the Collateral Documents; PROVIDED, HOWEVER, that Borrower and its Subsidiaries make no warranty regarding and shall have no liability for, any encumbrance, survey or title matter which relates to the fee title or other interest in or to the premises leased under the Leases except only encumbrances, surveys or other title matters related strictly to the Leases; and (iii) Borrower and its Subsidiaries have received all deeds, assignments, waivers, consents, bills of sale and other documents, and duly effected all recordings, filings and other actions necessary to establish, protect and perfect Borrower's and its Subsidiaries' right, title and interest in and to all such property except where the failure to have received such documents or effected such actions will not, in the aggregate, have a Material Adverse Effect.

            (a) All real property owned or leased by Borrower and its Subsidiaries is listed on Schedules 4.8(a) and 4.8(b) respectively. Neither Borrower nor its Subsidiaries owns any other Real Estate or is a lessee or lessor under any real property leases other than as set forth therein.
Schedules 4.8(a) and 4.8(b) are true and correct in all material respects. Part One of Schedule 4.8(b) hereto sets forth all leases of real property held by Borrower or any Subsidiary as lessee and Part Two of Schedule 4.8(b) describes all leases of real property held by Borrower or any Subsidiary as lessor. Each of such leases is valid and enforceable against Borrower or its Subsidiary, as the case may be, and to Borrower's knowledge against the other party to such lease in accordance with its terms, subject to bankruptcy, insolvency, and other laws affecting creditors' rights generally and to the application of equitable remedies, and is in full force and effect. Borrower has delivered to Agent true and complete copies of each of such leases set forth on Part One and Part Two of
Schedule 4.8(b) and all documents affecting the rights or obligations of Borrower or any Subsidiary which is a party thereto, including, without limitation, any non-disturbance and recognition agreements, subordination agreements, attornment agreements and agreements regarding the term or rental of any of the leases. Neither Borrower nor the applicable Subsidiary nor, to the best of Borrower's knowledge, any other party to any such lease, is in default of its obligations thereunder or has delivered or received any notice of default under any such lease, nor has any event occurred which, with the giving of notice, the passage of time or both, would constitute a default under any such lease, except for any default which could not reasonably be expected to have a Material Adverse Effect.

            (b) Except as set forth in the Leases or in the title reports delivered to Agent on the Closing Date or on Schedule 4.8(c) hereto neither Borrower nor any of its Subsidiaries owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign, lease or dispose of any of the real property owned or leased by Borrower or any of its Subsidiaries.

            (c) Except as set forth in Schedule 4.8(d), all components of all improvements included within the real property owned or leased by Borrower or its Subsidiaries (hereinafter collectively referred to as the "Improvements"), including, without limitation, the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are in good working order and repair, except to the extent that such failure to be in good working order and repair does not have a Material Adverse Effect. Except as set forth on Schedule 4.8(d) hereof all water, gas, electrical, steam, compressed air, tele-communication, sanitary and storm sewage lines and systems and other similar systems serving the real property owned or leased by Borrower or its Subsidiaries are installed and operating and are sufficient to enable the real property owned or leased by Borrower or its Subsidiaries to continue to be used and operated in the manner currently being used and operated except where such failure does not have a Material Adverse Effect and neither Borrower nor any of its Subsidiaries has any knowledge of any factor or condition that could result in the termination or material impairment of the furnishing thereof, except where such failure does not have a Material Adverse Effect. No improvement or portion thereof is dependent for its access, operation or utility on any land, building or other Improvement not included in the real property owned or leased by Borrower or its Subsidiaries other than pursuant to valid, written and enforceable easements which are in full force and effect, except where such failure does not have a Material Adverse Effect. None of Borrower, or any of its Subsidiaries or, to the best of Borrower's knowledge, any other party is in default under any such easement and no event has occurred which, with the giving of notice, lapse of time or both, could constitute a default under any such easement, except where such failure does not have a Material Adverse Effect.

            (d) Except as set forth on Schedule 4.8(e) hereto, all certificates of occupancy, permits, licenses, franchises, approvals and authorizations (hereinafter collectively referred to as the "Real Estate Permits") of all governmental authorities having jurisdiction over the real property owned or leased by Borrower or its Subsidiaries required to have been issued or appropriate to enable the real property owned or leased by Borrower or its Subsidiaries to be lawfully occupied and used for all of the purposes for which they are currently occupied and used, have been lawfully issued and are, as of the date hereof, in full force and effect except where the failure of such Real Estate Permit to have been so issued or to be in full force and effect would not have a Material Adverse Effect.

            (e) Except as set forth on Schedule 4.8(f) hereto, neither the Borrower nor any of its Subsidiaries has received any notice, nor has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any real property owned or leased by Borrower or any of its Subsidiaries or any part thereof, or any proposed termination or impairment of any parking at any such owned or leased real property or of any sale or other disposition of any real property owned or leased by Borrower or any of its Subsidiaries or any part thereof in lieu of condemnation.

            9.NO DEFAULT. Neither Borrower nor any of its Subsidiaries is in default, nor to Borrower's knowledge is any third party in default, under or with respect to any contract, agreement or other instrument (other than the Leases) to which it is a party, except for any default which (either individually or collectively with other defaults arising out of the same event or events) would not have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

            10. LABOR MATTERS. There are no strikes or other labor disputes against Borrower or any of its Subsidiaries pending or, to Borrower's knowledge, threatened which could be reasonably expected to have a Material Adverse Effect. Hours worked by and payments made to employees of Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters which could reasonably be expected to have a Material Adverse Effect. All payments due from Borrower or any of its Subsidiaries on account of employee health and welfare insurance which could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of Borrower or such Subsidiary.

            11. OTHER VENTURES. Except as set forth in Schedule 4.11, neither Borrower nor any Subsidiary is engaged in any joint venture or partnership with any other Person.

            12. INVESTMENT COMPANY ACT. None of Parent, Borrower nor any Subsidiary is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. The making of the Revolving Credit Advances by Lenders, the application of the proceeds and repayment thereof by Borrower and the consummation of the transactions contemplated by this Agreement and the other Loan Documents will not violate any provision of such Act or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

            13. MARGIN REGULATIONS. Borrower does not own any margin stock," as that term is defined in Regulations G and U of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), and the proceeds of the Revolving Credit Advances will be used only for the purposes contemplated hereunder. None of the Revolving Credit Advances will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin stock or for any other purpose which might cause any of the loans under this Agreement to be considered a "purpose credit" within the meaning of Regulation G, T, U or X of the Federal Reserve Board. Borrower will not take or permit any agent acting on its behalf to take any action which might cause this Agreement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

            14. TAXES. All federal, state, local and foreign tax returns, reports and statements required to be filed by Borrower and its Subsidiaries (and each Affiliate with which Borrower or any of its Subsidiaries files consolidated, combined or unitary returns) have been filed with the appropriate governmental agencies and all Charges and other impositions shown thereon to be due and payable have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid, except where contested in good faith by appropriate proceedings and for which adequate reserves have been established and maintained on the books of Borrower, its Subsidiary or Affiliate, as the case may be, in accordance with and to the extent required by GAAP. Each of Borrower and its Subsidiaries has paid when due and payable all Charges required to be paid by it, except where being contested in good faith by appropriate proceedings.

Proper and accurate amounts have been withheld by Borrower and its Subsidiaries from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective governmental agencies. Schedule 4.14 sets forth, for each of Borrower and its Subsidiaries, those taxable years for which its tax returns are currently being audited by the IRS or any other applicable governmental authority. Except as described in Schedule 4.14 hereto, neither Borrower nor any of its Subsidiaries has executed or filed with the IRS or any other governmental authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. Neither Borrower nor any of its Subsidiaries has filed a consent pursuant to IRC Section 341(f) or agreed to have IRC Section 341(f)(2) apply to any dispositions of subsection (f) assets (as such term is defined in IRC
Section 341(f)(4)). None of the property owned by Borrower or any of its Subsidiaries is property which such company is required to treat as being owned by any other Person pursuant to the provisions of IRC Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of IRC Section 168(h). Neither Borrower nor any of its Subsidiaries has agreed or has been requested to make any adjustment under IRC
Section 481(a) by reason of a change in accounting method or otherwise. Except as set forth on Schedule 4.14, neither Borrower nor any of its Subsidiaries has any obligation under any written tax sharing agreement.

            15. ERISA. None of Borrower, any of its Subsidiaries or any ERISA Affiliate maintains or contributes to any Plan other than those listed on
Schedule 4.15 hereto. Each Plan of the Borrower, any of its Subsidiaries or any ERISA Affiliate which is not a Multiemployer Plan, and which is intended to be tax qualified under IRC Section 401(a) has been determined by the IRS to qualify under IRC Section 401, and the trusts created thereunder have been determined to be exempt from tax under the provisions of IRC Section 501, and nothing has occurred which would cause the loss of such qualification or the imposition of any IRC or ERISA tax liability or penalty in excess of $500,000. With respect to each Plan other than a Multiemployer Plan, all reports required under ERISA or any other applicable law or regulation to be filed by Borrower, any of its Subsidiaries or any ERISA Affiliate with the relevant governmental authority the failure of which to file could reasonably result in a liability of Borrower, any of its Subsidiaries or such ERISA Affiliate in excess of $500,000 have been duly filed and all such reports are true and correct in all material respects as of the date given. None of Borrower, any of its Subsidiaries or any ERISA Affiliate has engaged in a "prohibited transaction," as such term is defined in IRC Section 4975, Section 502 of ERISA and Title I of ERISA, in connection with any Plan which would subject Borrower, such Subsidiary or such ERISA Affiliate (after giving effect to any exemption) to the tax or penalty on prohibited transactions imposed by IRC Section 4975, Section 502 of ERISA or any other liability, provided that the "amount involved" under said section is in excess of $500,000. No Plan has been terminated which resulted in any liability to Borrower, any of its Subsidiaries or any ERISA Affiliate which has not been satisfied, nor has any accumulated funding deficiency (as defined in IRC Section 412(a)) been incurred (without regard to any waiver granted under IRC Section
412), nor has any funding waiver from the IRS been received or requested, nor has Borrower, any of its Subsidiaries or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the IRC, Section 302 of ERISA or the terms of any Plan prior to the due date of such contribution under Section 412 of the IRC or
Section 302 of ERISA which are still outstanding or which would result in the imposition of a Lien under such Sections, nor has there been any Reportable Event or any event requiring disclosure under Section 4041(c)(3)(C), 4063(a) or 4068(f) of ERISA with respect to any Plan (other than a Multiemployer Plan) which would result in liability to Borrower, any of its Subsidiaries or any ERISA Affiliate in excess of $500,000.

            The present value of the "benefit liabilities" as defined in Title IV of ERISA of each such Plan as of the end of the preceding plan year using Plan actuarial assumptions as in effect for such plan year do not exceed the value of the assets of each Plan (other than a Multiemployer Plan) by more than $500,000. There are no claims (other than claims for benefits in the normal course), actions or lawsuits asserted or instituted against, and none of Borrower, any of its Subsidiaries or any ERISA Affiliate has knowledge of any threatened litigation or claims against (i) the assets of any Plan (other than a Multiemployer Plan) or against any fiduciary of such Plan with respect to the operation of such Plan or (ii) the assets of any employee welfare benefit plan within the meaning of ERISA Section 3(1) or against any fiduciary thereof with respect to the operation of any such Plan, which, if adversely determined, could have a material effect on the business, operations, properties, assets or condition (financial or otherwise) of Borrower, any of its Subsidiaries or any ERISA Affiliate, taken as a whole. Any bond required to be obtained by Borrower, any of its Subsidiaries or any ERISA Affiliate under ERISA with respect to any Plan has been obtained and is in full force and effect. None of Borrower, any of its Subsidiaries or any ERISA Affiliate has incurred (a) any liability to the PBGC, (b) any withdrawal liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA as a result of a complete or partial withdrawal (within the meaning of Section 4203 or 4205 of ERISA) from a Multiemployer Plan or (c) any liability under ERISA Section 4062 to the PBGC or to a trustee appointed under ERISA Section 4042, any of which liability would exceed $500,000. None of Borrower, any of its Subsidiaries or any ERISA Affiliate nor any organization to which Borrower, any of its Subsidiaries or any such ERISA Affiliate is a successor or parent corporation within the meaning of ERISA Section 4069(b) has engaged in a transaction within the meaning of ERISA
Section 4069. None of Borrower, any of its Subsidiaries or any ERISA Affiliate maintains or has established any welfare benefit plan within the meaning of
Section 3(1) of ERISA which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and the regulations thereunder, and at the expense of the participant or the beneficiary of the participant. Borrower, any of its Subsidiaries and each ERISA Affiliate maintain a welfare benefit plan within the meaning of Section 3(1) of ERISA and has complied with the notice and continuation coverage requirements of COBRA and the regulations thereunder.

            16. NO LITIGATION. Except as set forth on Schedule 4.16 hereto, no action, claim or proceeding is now pending or, to the knowledge of Borrower, threatened against Parent, Borrower or any of its Subsidiaries, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, which, if determined adversely, could reasonably be expected to have a Material Adverse Effect, nor to the knowledge of Borrower does a state of facts exist which is reasonably likely to give rise to such proceedings. None of the matters set forth therein questions the validity of any of the Loan Documents or any action taken or to be taken pursuant thereto.

            17. BROKERS. Except as set forth on Schedule 4.17, no broker or finder acting on behalf of Borrower brought about the obtaining, making or closing of the loans made pursuant to this Agreement and Borrower has no obligation to any Person, except as set forth on Schedule 4.17, in respect of any finder's or brokerage fees in connection with the Loans contemplated by this Agreement.

            18. Intentionally Omitted.

            19. OUTSTANDING STOCK; OPTIONS; WARRANTS; ETC. The Stock of Borrower owned by Parent and the Stock of Parent owned by the Stockholders of Parent named on Schedule 4.19 at the Closing Date constitute all of the issued and outstanding Stock of Borrower and Parent, respectively, immediately following the Closing Date. Borrower has no outstanding rights, options, warrants or agreements pursuant to which it may be required to issue or sell any Stock. Except as set forth on Schedule 4.19, Parent has no outstanding rights, options, warrants or agreements pursuant to which it may be required to issue or sell any stock.

            20. EMPLOYMENT AND LABOR AGREEMENTS. Except as set forth on Schedule 4.20, there are no employment or management agreements covering management of Borrower or any of its Subsidiaries and there are no collective bargaining agreements or other labor agreements covering any employees of Borrower or any of its Subsidiaries. A true and complete copy of each such agreement has been furnished to Agent.

            21. PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES. To the best of Borrower's knowledge, Borrower and its Subsidiaries own all material licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, and trade names necessary to continue to conduct their business as heretofore conducted by them, now conducted by them and proposed to be conducted by them, each of which is listed, together with Patent and Trademark Office application or registration numbers, where applicable, on Schedule 4.21 hereto. To the best of Borrower's knowledge, except as set forth on Schedule 4.21 hereto, Borrower and its Subsidiaries conduct their respective businesses without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others, except where such infringement or claim of infringement could not reasonably be expected to have a Material Adverse Effect. To the best of Borrower's knowledge, except as set forth in Schedule 4.21 hereto, there is no infringement or claim of infringement by others of any material license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

            22. FULL DISCLOSURE. No representation or warranty of any Loan Party contained in this Agreement, including the Schedules hereto, or in the other Loan Documents or Ancillary Agreements furnished by or on behalf of Parent, Borrower or any of Borrower's Subsidiaries to Agent or any Lender pursuant to the terms of this Agreement is untrue or incorrect in any material respect and none of such Loan Documents or Ancillary Agreements contains any untrue statement of any Loan Party of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which made.

            23. LIENS. The Liens granted to the Lenders pursuant to the Mortgages and the Leasehold Mortgages were at the Closing Date fully perfected first priority Liens, subject to Permitted Encumbrances, in and to the Collateral therein described upon their recording.

            24. NO MATERIAL ADVERSE EFFECT. To the best of Borrower's knowledge, except as set forth on Schedule 4.24, no event has occurred since December 31, 1995 and is continuing which has had or could reasonably be expected to have a Material Adverse Effect.

            25. ENVIRONMENTAL PROTECTION. To the best of Borrower's knowledge, the operations of the Borrower and each of its Subsidiaries comply in all material respects with all Environmental Laws; and to the best of Borrower's knowledge and except as set forth on Schedule 4.25 (i) the Borrower and each of its Subsidiaries have obtained all material environmental, health and safety Permits necessary for their respective operations, and all such Permits are in good standing, and the Borrower and each of its Subsidiaries are in compliance with all material terms and conditions of such Permits; (ii) none of the operations of the Borrower or any of its Subsidiaries is subject to any judicial or administrative proceeding alleging the violation of any Environmental Laws which if adversely determined could reasonably be expected to have a Material Adverse Effect; (iii) the Borrower and each of its Subsidiaries and all of their present Facilities or operations, as well as their past Facilities or operations, are not subject to any outstanding written order or agreement with any governmental authority or private party respecting (A) any Environmental Laws, (B) any Remedial Action, or (C) any Environmental Claims; (iv) none of the operations of the Borrower or any of its Subsidiaries is the subject of any Federal or state investigation evaluating whether any Remedial Action is needed to respond to a Release of any Contaminant into the environment; (v) neither the Borrower nor any of its Subsidiaries or any predecessor of the Borrower or any Subsidiary has filed any notice under any Federal or state law indicating past or present treatment, storage, or disposal of a hazardous waste or reporting a spill or Release of a Contaminant into the environment; (vi) neither the Borrower nor any of its Subsidiaries has any contingent liability in connection with any Release by Borrower or any of its Subsidiaries of any Contaminant into the environment; (vii) none of the

Borrower's or any of its Subsidiary's operations involve the generation, transportation, treatment or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent; (viii) neither the Borrower nor any of its Subsidiaries has disposed of any Contaminant by placing it in or on the ground or waters of any premises owned, leased or used by the Borrower or such Subsidiary and neither has any lessee, prior owner, or other Person; (ix) no underground storage tanks or surface impoundments are on the Borrower's Facilities or the Facilities of any of its Subsidiaries; and (x) no Lien in favor of any governmental authority for (A) any liability under Environmental Laws, or (B) damages arising from or costs incurred by such governmental authority in response to a Release of a Contaminant into the environment has been filed or attached to the Borrower's Facilities or the Facilities of any Subsidiary of the Borrower.

            26. PRIOR LIENS. Schedule 4.26 sets forth a true, correct and complete list of Indebtedness outstanding as at the Closing Date which is secured by any Lien on any of Borrower's or any Subsidiaries' interest in the Real Estate and Leases which is superior to the Lien granted to Agent pursuant to the Loan Documents, the outstanding principal balance due and payable on such Indebtedness as of the respective dates set forth on Schedule 4.26, the interest rate presently payable on such Indebtedness and the monthly payment required to be made in respect thereof; PROVIDED, HOWEVER, that failure to list any Indebtedness secured by any Lien which otherwise constitutes a Permitted Encumbrance shall not constitute an Event of Default. Neither Borrower nor any Subsidiary is in default under any loan document securing such Indebtedness and no event has occurred which with the giving of notice, lapse of time or both, would constitute a default thereunder, except for any such default which would not have a Material Adverse Effect.

5. FINANCIAL STATEMENTS AND INFORMATION

            1. REPORTS AND NOTICES. Borrower covenants and agrees that from and after the Closing Date and until the Termination Date, it shall deliver to each
Lender:

            (a) Within 37 days after the end of each fiscal month, (i) a copy of the unaudited consolidated balance sheet of Borrower and its Subsidiaries as of the end of such month and the related consolidated and consolidating profit and loss (including attendance figures) statements of Borrower and its Subsidiaries broken down by Market Segment, and consolidated statement of Corporate Overhead, for that portion of the Fiscal Year ending as of the end of such month and (ii) a copy of the unaudited consolidated and consolidating profit and loss (including attendance figures) statements of Borrower and its Subsidiaries broken down by Market Segment, consolidated statement of cash flows of Borrower and its Subsidiaries, and consolidated statement of Corporate Overhead for such month, all prepared in accordance with GAAP (subject to normal year end adjustments and footnotes), setting forth, in comparative form, the projected and historical consolidated and consolidating figures for such period.

            (b) Within 45 days after the end of each fiscal quarter of each Fiscal Year, (i) a copy of the unaudited consolidated balance sheet of Borrower and its Subsidiaries as of the close of such quarter and the related consolidated and consolidating profit and loss (including attendance figures) statements of Borrower and its Subsidiaries broken down by Market Segment, and statements of Corporate Overhead for that portion of the Fiscal Year ending as of the close of such quarter and (ii) a copy of the unaudited consolidated and consolidating profit and loss (including attendance figures) statements of Borrower and its Subsidiaries broken down by Market Segment, consolidated statement of cash flows of Borrower and its Subsidiaries, and consolidated statement of Corporate Overhead for such quarter, all prepared in accordance with GAAP (subject to normal year end adjustments and footnotes), setting forth, in comparative form, the projected and historical consolidated and consolidating figures for such period and accompanied by (A) a statement in reasonable detail showing the calculations used in determining the financial covenants under Sections 6.3 and 7.10 hereof, and (B) the certification of the chief financial officer of Borrower that all such financial statements present fairly in all material respects in accordance with GAAP (subject to normal year end adjustments) the consolidated and consolidating financial position of Borrower, its Subsidiaries, the Market Segments as at the end of such quarter and for the period then ended, and that there was no Default or Event of Default in existence as of such time.

            (c) Within 90 days after the end of each Fiscal Year, (i) a copy of the annual audited consolidated financial statements of Borrower and its Subsidiaries consisting of the annual consolidated balance sheet and consolidated profit and loss statements and statements of cash flows and retained earnings as of the end of such Fiscal Year, (ii) a copy of the annual unaudited consolidated and consolidating financial statements of Borrower and its Subsidiaries, consisting of the consolidated and consolidating profit and loss (including attendance figures) statements of Borrower and its Subsidiaries broken down by Market Segment, and consolidated statement of Corporate Overhead, for the Fiscal Year then ended and (iii) a summary of the profit and loss statement for each Theatre (including attendance figures) for the Fiscal Year then ended, setting forth, in comparative form, the historical consolidated and consolidating figures for the previous Fiscal Year, which financial statements shall be prepared in accordance with GAAP, certified (only with respect to the consolidated financial statements) without qualification by Price Waterhouse, or any other firm of independent certified public accountants of recognized national standing selected by Borrower and reasonably acceptable to Agent, and accompanied by (A) a statement in reasonable detail showing the calculations used in determining the financial covenants under Sections 6.3 and 7.10 hereof,
(B) a report from such accountants to the effect that in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default had occurred and (C) a certification of the chief executive officer or chief financial officer of Borrower that all such financial statements are complete and correct and present fairly in accordance with GAAP the consolidated and consolidating financial position of Borrower, its Subsidiaries and the Market Segments as at the end of such year and for the period then ended and that there was no Default or Event of Default in existence as of such time.

            (d) As soon as practicable, but in any event within two (2) Business Days after Borrower becomes aware of the existence of any Default or Event of Default, or any development or other information which would have a Material Adverse Effect, notice by telephone or telecopy specifying the nature of such Default or Event of Default or development or information, including the anticipated effect thereof, which notice shall be promptly confirmed in writing within five (5) days.

            (e) Not later than 45 days prior to the beginning of each Fiscal
Year:

(i) a projected consolidated balance sheet of Borrower and its Subsidiaries for such Fiscal Year, on a monthly basis, and on an annual basis for each remaining Fiscal Year through the Commitment Termination Date;

(ii) projected consolidated and consolidating profit and loss statements of Borrower and its Subsidiaries broken down by Market Segment, consolidated statement of cash flow of Borrower and its Subsidiaries, and consolidated statement of Corporate Overhead, including summary details of cash disbursements, including for Capital Expenditures, and a summary of Funded Debt, for such Fiscal Year, on a monthly basis, and on an annual basis for each remaining Fiscal Year through the Commitment Termination Date; and

(iii)                    an annual business plan approved by the board of
            directors of Borrower, setting forth in reasonable detail (A) the annual budget for Borrower and its Subsidiaries broken down by Market Segment, and (B) the operating profit and loss (including attendance figures) and cash flow projections for Borrower and its Subsidiaries broken down by Market Segment and statements of Corporate Overhead, in each case for the following Fiscal Year and for each remaining Fiscal Year through the Commitment Termination Date;

together with appropriate supporting details as reasonably requested by Agent.

            (f) If requested by Agent or any Lender, copies of all federal, state, local and foreign tax returns and reports in respect of income, franchise or other taxes on or measured by income (excluding sales, use or like taxes) filed by Borrower or any of its Subsidiaries.

            (g) Such other information respecting Borrower's, any of its Subsidiaries', or any of the Theatres' business, assets, operations or financial condition as Agent may, from time to time, reasonably request.

            (h) As soon as practicable, a list of the participants in the Compensation Plan and all amounts to be paid annually under the Compensation Plan and, as soon as practicable following any changes in the participants in or the amounts to be paid annually under the Compensation Plan, a list of the participants added to and the changes in the amounts to be paid under the Compensation Plan, as well as a list of those participants removed from the Compensation Plan.

            (i) Within one fiscal month plus five Business Days following the end of each fiscal month following the Closing Date, an itemized report of all fees, costs and expenditures paid or incurred by the Borrower pursuant to
Section 7.7(a) hereof.

            2. COMMUNICATION WITH ACCOUNTANTS. Borrower authorizes Agent, on behalf of itself and on behalf of Lenders (at Agent's and Lenders' sole expense unless an Event of Default shall have occurred and be continuing), to communicate directly with Borrower's independent certified public accountants and Borrower authorizes those accountants to disclose to Agent any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of Borrower and any of its Subsidiaries. Agent and each Lender shall maintain the confidentiality of any information received by it as a result of any such communication and shall not disclose any such information to any Person other than (a) to a potential purchaser of a Note or a participant, in which event such potential purchaser or participant shall similarly agree not to disclose such information received by it, (b) upon the Occurrence and continuance of an Event of Default, in which event the recipient thereof shall similarly agree not to disclose such information, (c) in connection with the exercise of any remedies of Agent or any Lender, as the case may be under any Collateral Document and (d) to the extent any such disclosure is required by law. At or before the Closing Date, Borrower delivered a letter addressed to such accountants instructing them to comply with the provisions of this Section 5.2.

6.  AFFIRMATIVE COVENANTS

            Borrower covenants and agrees that, unless the Required Lenders shall otherwise consent in writing, from and after the date hereof and until the Termination Date:

            1. MAINTENANCE OF EXISTENCE AND CONDUCT OF BUSINESS. Borrower shall and shall cause each of its Subsidiaries to (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence or its existence as a general or limited partnership, as the case may be, and its rights, licenses, privileges and franchises material to the conduct of its business; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; (c) at all times maintain, preserve and protect all of its trademarks and trade names, and preserve all the remainder of its property, in use or useful in the conduct of its business and keep the same in good repair, working order and condition (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements, betterments and improvements thereto consistent with motion picture theatre industry practices, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; and (d) transact business in such names as Borrower or such Subsidiary may from time to time use in conducting its businesses.

            2.  PAYMENT OF OBLIGATIONS.  (a)  Subject to the provisions of
Section 6.2(b), Borrower shall and shall cause each of its Subsidiaries to (i) pay and discharge or cause to be paid and discharged all its Indebtedness and all of its payment obligations under any Lease including, without limitation, all the Obligations, as and when due and payable, (ii) pay and discharge or cause to be paid and discharged promptly all
(A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed), and (B) lawful claims for labor, materials, supplies and services or otherwise before any thereof shall become in default, and (iii) pay and discharge all present and future documentary or stamp taxes or other excise or property taxes, charges or similar levies of the United States or any state or political subdivision thereof, or any applicable foreign jurisdiction that arise from the execution, delivery or registration of the Notes or any of the other Loan Documents.

            (a) Borrower and its Subsidiaries may in good faith contest, by appropriate proceedings, the validity or amount of any Indebtedness (other than the Obligations) or any payment obligation under any Lease, Charges or claims arising under Section 6.2(a)(i), (ii) or (iii), provided that at the time of commencement of any such proceeding, and during the pendency thereof (i) no Default or Event of Default shall have occurred; (ii) adequate Reserves with respect thereto are maintained on the books of Borrower or such Subsidiary, in accordance with and to the extent required by GAAP; (iii) an adverse determination of such proceeding could not reasonably be expected to have a Material Adverse Effect or result in a forfeiture or loss of Collateral, which forfeiture or loss could reasonably be expected to have a Material Adverse Effect; and (iv) Borrower or such Subsidiary shall promptly pay or discharge such contested Charges and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to Borrower or such Subsidiary.

            (b) Notwithstanding anything to the contrary contained in Section 6.2(b) above, Borrower and each of its Subsidiaries shall have the right to pay the Indebtedness, obligations, Charges or claims arising under Section 6.2(a) and in good faith contest, by appropriate proceedings, the validity or amount of such Indebtedness, obligations, Charges or claims.

            3. FINANCIAL COVENANTS. Borrower and its Subsidiaries shall, on a consolidated basis:

            (a) maintain at the end of each fiscal quarter set forth below a Consolidated Total Funded Debt to Consolidated Cash Flow Ratio equal to or less than the ratio set forth below:

            For Each Fiscal Quarter
            Ending:                               Maximum Ratio:
            --------------------                  --------------

            March 31, 1997                        5.50:1.00
            June 30, 1997                         5.50:1.00
            September 30, 1997                    5.50:1.00
            December 31, 1997                     5.50:1:00

            March 31, 1998                        5.50:1.00
            June 30, 1998                         5.50:1.00
            September 30, 1998                    5.50:1.00
            December 31, 1998                     5.00:1.00
              and thereafter

            (b) maintain at the end of each fiscal quarter set forth below a Consolidated Interest Coverage Ratio equal to or greater than the ratio set forth below:

            For Each Fiscal Quarter
            Ending:                               Minimum Ratio:
            --------------------                  --------------

            March 31, 1997                        2.15:1.00
            June 30, 1997                         2.15:1.00
            September 30, 1997                    2.15:1.00
            December 31, 1997                     2.15:1:00

            March 31, 1998                        2.15:1.00
            June 30, 1998                         2.25:1.00
            September 30, 1998                    2.40:1.00
            December 31, 1998                     2.50:1.00
              and thereafter

            (c) maintain at the end of each fiscal quarter set forth below a Consolidated Cash Flow to Consolidated Fixed Charges Ratio equal to or greater than the ratio set forth below:

            For Each Fiscal Quarter
            Ending:                               Minimum Ratio:
            --------------------                  --------------

            during 1997                           2.00:1.00

            March 31, 1998                        2.00:1.00
            June 30, 1998                         2.10:1.00
            September 30, 1998                    2.25:1.00
            December 31, 1998                     2.25:1.00


            during 1999                     1.75:1.00
            during 2000                     1.50:1.00
             and thereafter

            4. LENDER'S FEES. Borrower shall pay to Agent, on demand, any and all fees, costs or expenses that Agent shall pay to a bank or other similar institution arising out of or in connection with the forwarding to Borrower or any other Person on behalf of Borrower by Agent of proceeds of the Revolving Credit Advances.

            5. BOOKS AND RECORDS. Borrower shall and shall cause each of its Subsidiaries to keep adequate records and books of account with respect to its business activities, in which proper entries, reflecting all of their financial transactions, are made in accordance with GAAP and on a basis consistent with the financial statements referred to in Section 4.6(b) hereof.

            6. LITIGATION. Borrower shall notify Agent in writing, promptly upon learning thereof, of any litigation commenced against Borrower and/or any of the Subsidiaries, and of the institution against any of them of any suit or administrative proceeding that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

            7. INSURANCE. Schedule 6.7 lists all insurance of any nature maintained by Borrower and each Subsidiary of Borrower, as well as a summary of the terms of such insurance. Borrower shall and shall cause each Subsidiary of Borrower to maintain insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which Borrower and such Subsidiary operates, including, without limitation, fire, theft, burglary, public liability, property damage, product liability, workers' compensation and insurance on all property and assets, all under policies issued by insurers reasonably satisfactory to Agent and with a lender's loss payable clause in favor of Agent for the benefit of the Lenders and in accordance with the provisions of Schedule 6.7B. Borrower shall and shall cause each of its Subsidiaries to pay all insurance premiums payable by them as and when due and payable.

            8. COMPLIANCE WITH LAW. Borrower shall and shall cause each of its Subsidiaries to comply with all federal, state and local laws and regulations applicable to it, including, without limitation, ERISA, those regarding the collection, payment and deposit of employees' income, unemployment and social security taxes and those relating to environmental matters where the failure to comply could reasonably be expected to have a Material Adverse Effect.

            9. AGREEMENTS. Subject to the provisions of Section 6.2(b) hereof, Borrower shall and shall cause each of its Subsidiaries to perform and comply, within all required time periods (after giving effect to any applicable grace periods), all of its obligations and enforce all of its rights under each agreement to which it is a party, including, without limitation, any Lease or Restricted Lease to which any such Loan Party is a party, whether now or hereafter entered into by such party, where the failure to so perform, comply and enforce could reasonably be expected to have a Material Adverse Effect.

            10. SUPPLEMENTAL DISCLOSURE. Upon request of Agent or any Lender, from time to time as may be necessary (in the event that such information is not otherwise delivered by Borrower to Lenders pursuant to this Agreement), so long as there are Obligations outstanding hereunder, Borrower will supplement or amend each Schedule or representation herein with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or which is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby. Delivery of any supplemental information pursuant to this Section 6.10 shall not be deemed an amendment to the representations and warranties of this Agreement.

            11. EMPLOYEE PLANS. (a) With respect to other than a Multiemployer Plan, or each Plan hereafter adopted or maintained by Borrower, or any of its Subsidiaries or any ERISA Affiliate of Borrower, Borrower shall or shall cause such Subsidiary and ERISA Affiliate to (i) use its best efforts to seek and receive determination letters from the IRS to the effect that such Plan is qualified within the meaning of IRC Section 401(a); (ii) from and after the adoption of any Plan, use its best efforts to cause such Plan to be qualified within the meaning of IRC Section 401(a) and to be administered in all material respects in accordance with the requirements of ERISA and IRC Section 401(a);
(iii) make all required contributions to such Plans by the due date under
Section 412 of the IRC and Section 302 of ERISA in order to avoid the imposition of a Lien under such Sections; and (iv) not take any action which would cause such Plan not to be qualified within the meaning of IRC Section 401(a) or not to be administered in all material respects in accordance with the requirements of ERISA and IRC Section 401(a).

            (a) Borrower shall and shall cause each Subsidiary and ERISA Affiliate to deliver to Lender: (i) (A) as soon as possible and in any event within 30 days, after Borrower, or any of its Subsidiaries or any such ERISA Affiliate knows or has reason to know that any ERISA Event described in clause
(a) of the definition of ERISA Event or any event requiring disclosure under
Section 4063(a) of ERISA with respect to any Plan has occurred, and (B) within 10 days after the Borrower, or any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any other ERISA Event with respect to any Plan has occurred or a request for a minimum funding waiver under IRC Section 412 with respect to any Plan or any Multiemployer Plan, a statement of the chief financial officer of Borrower, or any of its Subsidiaries or such ERISA Affiliate setting forth details as to such ERISA Event or other event and the action which Borrower, or any of its Subsidiaries or such ERISA Affiliate proposes to take with respect thereto, together with a copy of the notice of such ERISA Event or other event, if required by the applicable regulations under ERISA, given to the PBGC; (ii) promptly after the filing thereof by Borrower, or any of its Subsidiaries or such ERISA Affiliate with the DOL, IRS or the PBGC, copies of each annual and other report with respect to each Plan; (iii) promptly after receipt thereof, a copy of any notice, determination letter, ruling or opinion Borrower, or any of its Subsidiaries or such ERISA Affiliate may receive from the PBGC, DOL or IRS with respect to any Plan; (iv) promptly, and in any event within ten Business Days, after receipt thereof, a copy of any correspondence Borrower, or any of its Subsidiaries or such ERISA Affiliate receives from the Plan Sponsor (as defined by ERISA Section 4001(a)(10)) of any Plan concerning potential withdrawal liability pursuant to ERISA Section 4219 and/or Section 4202, and a statement from the chief financial officer of Borrower, or any of its Subsidiaries or such ERISA Affiliate setting forth details as to the events giving rise to such potential withdrawal liability and the action which Borrower, or any of its Subsidiaries or such ERISA Affiliate proposes to take with respect thereto; (v) notification within 30 days of any material increases in the benefits of any existing Plan which is not a Multiemployer Plan, or the establishment of any new Plans, or the commencement of contributions to any Plan to which Borrower, or any of its Subsidiaries or such ERISA Affiliate was not previously contributing within 30 days; (vi) promptly, and in any event within ten Business Days, after receipt thereof by Borrower, or any of its Subsidiaries or such ERISA Affiliate from the PBGC, copies of each notice received by Borrower, or any of its Subsidiaries or such ERISA Affiliate of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan; (vii) notification within ten days of a request for a minimum funding waiver under IRC Section 412 with respect to any Plan and a copy of such request; (viii) notification within two Business Days after Borrower, or any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that Borrower or such ERISA Affiliate has or intends to file a notice of intent to terminate any Plan under a distress termination within the meaning of Section 4041(c) of ERISA and a copy of such notice; and (ix) promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting Borrower, any of its Subsidiaries or any ERISA Affiliate or any Plan except those which, if adversely determined, would not have a reasonable likelihood of having a Material Adverse Effect.

            12. LEASES; NEW REAL ESTATE. (a) Borrower shall provide, or shall cause the applicable Subsidiary to provide, Agent with copies of all leases of real property or similar agreements (and all amendments thereto) entered into by Borrower or any Subsidiary after the Closing Date, whether as lessor or lessee. Any new lease of real property entered into by Borrower or any of its Subsidiaries in respect of any Theatre shall expressly permit the mortgaging thereof to Agent, on behalf of Lenders, and shall contain such customary leasehold lender protections as may be reasonably required by Agent, it being understood that the leasehold lender protections in substantially the form set forth in Schedule 6.12 hereof shall be deemed to satisfy such leasehold lender protection requirements and such non-disturbance and other provisions as shall be reasonably satisfactory to Agent other than a provision requiring Agent's consent to any modification, amendment, termination or surrender of such Lease; PROVIDED, HOWEVER, that the foregoing shall not be construed as limiting or modifying Borrower's covenants under Section 7.16(c) hereof. Borrower shall, or shall cause the appropriate Subsidiary to, (i) provide Agent with a copy of each notice of default received by Borrower or such Subsidiary under any such lease upon receipt of any such notice and deliver to Agent a copy of each notice of default sent by Borrower or such Subsidiary under any such lease simultaneously with its delivery of such notice under such lease; (ii) use its best efforts to notify Agent, not later than 30 days prior to the date of the expiration of the term of any such lease, of intention either to renew or not renew any such lease, and, if Borrower or such Subsidiary shall intend to renew such lease, the terms and conditions of such renewal lease; and (iii) use its best efforts to notify Agent at least 14 days prior to the date Borrower or such Subsidiary takes possession of or becomes liable under any new leased premises or lease, whichever is earlier. With respect to the Leases subject to any Leasehold Mortgage, Borrower and the appropriate Subsidiary shall comply with the provisions of the applicable Leasehold Mortgage with respect to the applicable Leases; PROVIDED,

HOWEVER, that in the event of any conflict between the provisions of this Agreement and the provisions of the applicable Leasehold Mortgage, the provisions hereof shall control.

            (a) If at any time prior to the Termination Date, Borrower or any of its Subsidiaries shall acquire any Real Estate or enter into a Lease for a Theatre, Borrower or any such Subsidiary shall cause such Lease or a memorandum thereof to be recorded in the appropriate recording office.

            (b) Any construction, architectural or similar building agreement entered into by Borrower or any of its Subsidiaries in respect of any construction to occur at any of the Real Estate or the real property leased by Borrower or any of its Subsidiaries (other than a Lease for which the landlord thereof performs the construction) for a cost to Borrower or any of its Subsidiaries in excess of $500,000 for any one such agreement shall provide that such agreement may be assigned to Agent or any subsequent assignee who shall be financially capable of performing the Borrower's or any of its Subsidiaries' obligations under such Agreement without additional compensation to such contractor or architect who shall recognize Agent or such subsequent assignee as the contract party thereto from and after the date of such assignment provided that Agent or such assignee shall cure all defaults susceptible to being cured by Agent and shall assume all of the Borrower's or its Subsidiaries' obligations arising from and after the date of such assignment but only for so long as Agent or such assignee shall have title to such Real Estate or leasehold interest.

            13. ENVIRONMENTAL MATTERS. (a) Borrower shall and shall cause each of its Subsidiaries to (i) comply in all material respects with the Environmental Laws applicable to it, (ii) notify Agent promptly after knowledge in the event of any Release of any Contaminant upon or affecting any premises owned or occupied by such Person which Release is reasonably expected to have a Material Adverse Effect, and (iii) promptly forward to Agent a copy of any order, notice, permit, application, or any other written communication or report received by Borrower or any of its Subsidiaries in connection with any such Release or any other matter relating to the Environmental Laws as they may materially adversely affect such premises.

            (a) Borrower shall fully and promptly pay, perform, discharge, defend, indemnify and hold harmless Agent and Lenders, their Subsidiaries and Affiliates, and their respective directors, officers and employees from and against any action, suit, proceeding, claim or loss suffered or incurred by Agent, any Lender or any such other indemnified party, whether as mortgagee pursuant to any Leasehold Mortgage other than as a result of Agent's, such Lender's or such other indemnified party's gross negligence or willful misconduct, as mortgagee in possession, or as successor in interest to Borrower or any of its Subsidiaries as owner or lessee of any Facilities by virtue of foreclosure or acceptance in lieu of foreclosure, or otherwise: (i) under or on account of any Environmental Laws, including the assertion of any Lien thereunder; (ii) with respect to any Release of a Contaminant, prior to such foreclosure or acceptance in lieu of foreclosure, affecting such Facilities, whether or not the same originates or emanates from such

Facilities or any contiguous real estate; and (iii) with respect to any other matter affecting such Facilities pursuant to any Environmental Laws.

            (b) In the event of any Release of any Contaminant or other Adverse Environmental Condition upon or affecting any premises occupied by Borrower or any of its Subsidiaries, whether or not the same originates or emanates from such premises or any contiguous real estate, and if Borrower or such Subsidiary shall fail to comply with any of the requirements of the Environmental Laws, if required to do so under the applicable lease, Agent or any Lender may, upon consent of the Required Lenders, but shall not be obligated to, give such notices or cause such work to be performed or take any and all actions deemed necessary or desirable to remedy such Adverse Environmental Condition or cure such failure to comply and any amounts paid as a result thereof, together with interest thereon at the rate set forth in Section 2.8 hereof with respect to the Revolving Credit Loan, shall be immediately due and payable by Borrower and, until paid, shall be added to the Obligations. Nothing in this Agreement shall be construed as limiting or impeding Borrower's rights or obligations to take any and all actions necessary or desirable to remedy any matter set forth in the definition of Environmental Claim.

            14. SEC FILINGS; CERTAIN OTHER NOTICES. Borrower shall furnish to Agent (i) promptly after the filing thereof with the Securities and Exchange Commission, a copy of each report, notice or other filing, if any, by Borrower with the Securities and Exchange Commission, and, if requested by Agent, (ii) a copy of each written communication received by Borrower from or delivered by Borrower to (A) the Securities and Exchange Commission or (B) any other holder of Stock or other securities of the Borrower pursuant to the terms thereof, in each case promptly after each such receipt or delivery.

7. NEGATIVE COVENANTS

            Borrower covenants and agrees that, without the Required Lenders' prior written consent, from and after the date hereof and until the Termination
Date:

            1. MERGERS, ETC. Neither Borrower nor any Subsidiary of Borrower shall directly or indirectly, by operation of law or otherwise, merge with, consolidate with, acquire all or substantially all of the assets or capital stock (or partnership interests) of, or otherwise combine with, any Person nor form any Subsidiary, unless with respect to the formation of any Subsidiary, (i) any such newly formed Subsidiary shall have become a party to and have executed and delivered to Agent such of the Collateral Documents and taken such other action as Agent shall reasonably require in connection therewith, other than as to Real Estate and Leases, (ii) the stock of such Subsidiary shall have been pledged to Agent, for the benefit of Lenders, pursuant to the Pledge Agreement, and (iii) Agent shall have reasonably determined that the formation of such Subsidiary would not result in a Material Adverse Effect. Nothing in this
Section 7.1 shall be deemed to prevent Borrower or any of its Subsidiaries from forming any Subsidiary, or from acquiring any entity, substantially all of the assets of which newly-formed Subsidiary or entity consist of Leases and/or Real Estate, provided that Borrower and/or any such Subsidiary complies with the provisions of Section 6.12 with respect to any such Leases and/or Real Estate and with the provisions of clauses (i) and (ii) of the immediately preceding sentence with respect to any such newly-formed Subsidiary or acquired entity, and after giving effect thereto Borrower shall be in compliance with Sections 6.3 and 7.6 and no Default or Event of Default shall have occurred and be continuing or would result therefrom.

            2. INVESTMENTS; LOANS AND ADVANCES. Except as otherwise permitted by
Section 7.3 or 7.4 hereof, Borrower shall not and shall not permit any Subsidiary of Borrower to make any investment in, or make or accrue loans or advances of money to any Person, through the direct or indirect holding of securities or otherwise; PROVIDED, HOWEVER, that Borrower shall be permitted hereunder and may permit hereunder its Subsidiaries to make one or more investments in, or make or accrue loans or advances of money to, Borrower or any other Subsidiary and PROVIDED FURTHER, that Borrower and its Subsidiaries may make and own investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and at the time of their acquisition having a rating of A-1 or better from Standard & Poor's Corporation or a rating of P-1 or better from Moody's Investors Service, Inc., (iii) debt securities having a rating of A or better from Standard & Poor's Corporation or a rating of A-2 or better from Moody's Investors Service, Inc., (iv) certificates of deposit, maturing no more than one year from the date of creation thereof, issued by banks listed on Schedule 7.2 hereof, (v) certificates of deposit maturing no more than one year from the date of creation thereof, issued by the banks listed in Schedule 7.2 hereof provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $100,000 for any one such certificate of deposit and $200,000 for any one such bank, (vi) time deposits, maturing no more than 30 days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the Federal Deposit Insurance Corporation or in the Federal Savings and Loan Insurance Corporation (or their respective successor entities) and in amounts not exceeding the maximum amounts of insurance thereunder, (vii) agreements for the sale and repurchase of securities entered into with banks or other financial institutions listed on
Schedule 7.2 hereof, and (viii) other investments with an aggregate cost at any one time not to exceed $5,000,000; PROVIDED, HOWEVER, that any investments made pursuant to this clause (viii) that are unrelated to the business of managing, owning, leasing and/or operating motion picture theatres and all reasonably related and ancillary businesses and activities, including the operation of food, arcade and other concessions and game and amusement devices shall be made by a Subsidiary of Borrower.

            3. INDEBTEDNESS. (a) Except as otherwise expressly permitted by this
Section 7.3 or by any other section of this Agreement, Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether recourse or nonrecourse, and whether superior or junior, resulting from borrowings, loans, advances or the granting of credit, whether secured or unsecured, except (i) Indebtedness secured by Liens permitted under Section 7.9 hereof, including, without limitation, Indebtedness secured by purchase money Liens or purchase money security interests, the aggregate principal amount of which Indebtedness at any time outstanding shall not exceed $5,000,000, (ii) the Revolving Credit Loan, (iii) lease payment obligations under leases which Borrower or such Subsidiary is not prohibited from entering into under the Loan Documents, (iv) all deferred taxes, (v) all unfunded pension fund and other employee benefit plan obligations and liabilities but only to the extent they are permitted to remain unfunded under applicable law, (vi) intercompany debt to any Guarantor or to Borrower, (vii) Indebtedness of Subsidiaries of Borrower created under the Guaranty, and (viii) Indebtedness of Borrower in an aggregate principal amount not exceeding $85,000,000 represented by the Senior Subordinated Notes, including interest payable thereon.

            (a) Except as provided in Section 7.11, Borrower shall not and shall not permit any Subsidiary of Borrower to sell or transfer, either with or without recourse, any assets, of any nature whatsoever, in respect of which a Lien is granted or to be granted pursuant to any Loan Document or engage in any sale-leaseback or similar transaction involving any of such assets.

            4. EMPLOYEE LOANS. Borrower shall not and shall not permit any Subsidiary of Borrower to make or accrue any loans or other advances of money to any employee of Borrower or such Subsidiary in excess at any one time outstanding of $2,000,000 in the aggregate for all such loans and advances, which loans or advances shall bear interest at a rate per annum so as to avoid the application of Section 7872 of the IRC.

            5. CAPITAL STRUCTURE. Borrower shall not and shall not permit any Subsidiary of Borrower to issue or agree to issue any of their respective authorized but not outstanding shares of Stock (including treasury shares), except for Stock issued upon the exercise of stock options and/or warrants granted to employees of Borrower and any of its Subsidiaries as approved from time to time by the Board of Directors of Borrower.

            6. MAINTENANCE OF BUSINESS. Borrower shall not and shall not permit any Subsidiary of Borrower to engage in any business other than the business of managing, owning, leasing and/or operating motion picture theatres and all reasonably related and ancillary businesses and activities, including the operation of food, arcade and other concessions and game and amusement devices. In addition, Borrower or any Subsidiary of Borrower may lease, as lessor, various premises owned or leased by Borrower or such Subsidiary that are not being used by it for the foregoing purposes to any Person, including, without limitation, pursuant to the leases set forth on Schedule 4.8(b) under which Borrower and its Subsidiaries are lessors.

            7. TRANSACTIONS WITH AFFILIATES. (a) Borrower shall not and shall not permit any Subsidiary of Borrower to enter into or be a party to any transaction with any Affiliate of Borrower or such Subsidiary, except (i) the payment of certain management fees to the extent permitted under subsection (c) hereof, (ii) as expressly provided herein, or (iii) subject to Section 7.7(d), in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms that are disclosed to Agent and that are no less favorable to Borrower or such Subsidiary than would be obtained at the time of such transaction in a comparable arm's length transaction with a Person not an Affiliate of Borrower or such Subsidiary.

            (a) Borrower shall not and shall not permit any Subsidiary of Borrower to enter into any agreement or transaction to pay to any Person (other than pursuant to employee compensation or similar plans) any management or similar fee based on or related to Borrower's or any of its Subsidiaries' operating performance or income or any percentage thereof, nor pay any management or similar fee to an Affiliate, except (i) to the extent disclosed on
Schedule 7.7 and (ii) to the extent permitted by subsection 7.7(c) hereof.

            (b) Borrower may pay a management fee to Act III or any of its Affiliates of up to $1,200,000 in any Fiscal Year; PROVIDED, HOWEVER, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) with respect to the management fees payable in connection with services rendered by Act III or any of its Affiliates during any Fiscal Year commencing with the Fiscal Year ending December 31, 1996, such fees may be payable throughout such Fiscal Year but in an amount not to exceed $300,000 with respect to any given fiscal quarter plus amounts not paid in prior quarters. In the event that all or any portion of the management fees otherwise payable by Borrower to Act III or any of its Affiliates during any given Fiscal Year shall not have been paid to Act III or any of its Affiliates by reason of the restrictions set forth in the provisos to this Subsection 7.7(c) (the "Accrued and Unpaid Management Fee"), then any such Accrued and Unpaid Management Fee shall accrue, without interest, and may be paid by Borrower to Act III or any of its Affiliates during any subsequent Fiscal Year solely to the extent that
(i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) such Accrued and Unpaid Management Fee to be paid in any given Fiscal Year does not exceed $1,200,000.

            (c) Borrower shall not and shall not permit any Subsidiary of Borrower to pay to Act III or any Affiliate thereof more than $1,800,000 in any Fiscal Year pursuant to Section 7.7(a)(iii) in respect of all goods and services provided by Act III or such Affiliate to Borrower.

            8. GUARANTEED INDEBTEDNESS. Borrower shall not and shall not permit any Subsidiary of Borrower to incur any Guaranteed Indebtedness (excluding the Guaranteed Indebtedness pursuant to the Guaranty) except (i) by endorsement of instruments or items of payment for deposit to the general account of Borrower or such Subsidiary, and (ii) for Guaranteed Indebtedness incurred for the benefit of Borrower or any Subsidiary of Borrower if the primary obligation or transaction is permitted by this Agreement.

            9. LIENS. Borrower shall not and shall not permit any Subsidiary of Borrower to create or permit any Lien on any of its properties or assets except:

            (a) presently existing or hereafter created Liens in favor of Lenders; and

            (b) Permitted Encumbrances.

            10. CAPITAL EXPENDITURES. Borrower shall not and shall not permit any of its Subsidiaries to make Capital Expenditures (including Capital Lease Obligations) in an aggregate amount during any Fiscal Year in excess of the maximum amount set forth below opposite such Fiscal Year without the consent of the Required Lenders:

            FISCAL YEAR                   MAXIMUM AMOUNT
            -----------                   --------------

                1997                         $135,000,000
                1998 and                     $ 35,000,000
                  thereafter

PROVIDED, HOWEVER, that to the extent that the amount of actual Capital Expenditures for any Fiscal Year shall be less than the maximum amount set forth above for such Fiscal Year (without giving effect to the carryover permitted by this proviso), then 50% of the difference between (i) such maximum amount for such Fiscal Year and (ii) the amount of actual Capital Expenditures for such Fiscal Year shall, in addition, be available for Capital Expenditures in the next succeeding Fiscal Year.

            11. SALE OF ASSETS. Borrower shall not and shall not permit any Subsidiary of Borrower to sell, assign, transfer, convey or otherwise dispose of any assets or properties; PROVIDED, HOWEVER, that the foregoing shall not prohibit (i) Asset Sales yielding Net Cash Proceeds of up to $15,000,000 individually or in the aggregate during any Fiscal Year, (ii) the sale of inventory in the ordinary course of business, (iii) the sale of surplus or obsolete, nonfunctioning equipment and fixtures, and (iv) transfers resulting from any casualty or condemnation of assets or properties; provided that the Net Cash Proceeds derived from any such sale or transfer resulting from a casualty or condemnation shall be used (x) as required pursuant to any applicable Mortgage or Lease, (y) to repair or replace the property or asset so sold or transferred or (z) to prepay the Loans.

            12. CANCELLATION OF INDEBTEDNESS. Borrower shall not and shall not permit any Subsidiary of Borrower to cancel any claim or debt owing to it, except for reasonable consideration and in the ordinary course of business.

            13. EVENTS OF DEFAULT. Borrower shall not and shall not permit any Subsidiary of Borrower to take or omit to take any action, which act or omission would constitute (i) a default or an event of default pursuant to, or noncompliance with any of, the terms of any of the Loan Documents or the Ancillary Agreements or (ii) a default or an event of default pursuant to, or noncompliance with any other contract, lease, mortgage, deed of trust or instrument to which it is a party or by which it or any of its property is bound, or any document creating a Lien, unless such default, event of default or non-compliance could not be reasonably expected to have a Material Adverse Effect.

            14. HEDGING TRANSACTIONS. Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any interest rate hedging, swaps, caps or similar transaction except that Borrower may enter into an Interest Rate Contract or Contracts with a Qualified Issuer, on terms reasonably satisfactory to Agent, providing protection over a period of not less than 2 years; PROVIDED, that in no event shall Borrower enter into any such contract if the cost thereof shall in the aggregate exceed 7/10 of 1% of the amount so protected.

            15. RESTRICTED PAYMENTS. Borrower shall not directly or indirectly make any Restricted Payments, other than:
                    (A) so long as no Default or Event of Default has occurred and is continuing, or would exist after giving effect to such Restricted Payment, Borrower may declare and pay cash dividends on its common stock to the extent utilized by Parent (i) to effect mandatory repurchases of Stock of Parent issued as compensation to (or in connection with the employment of) employees of Borrower,
            (ii) to make dividend payments on its common stock, and (iii) to make dividend payments on the Senior Subordinated Convertible Preferred Stock in accordance with the terms thereof relating to the payment of dividends as in effect on February 14, 1990;

                    (B) in the event that one or more events of the type
            specified in clauses (i) or (ii) of Subsection 9.1(j) of this Agreement (a "Change in Control") shall have occurred and the Required Lenders shall have affirmatively waived in writing the Event of Default under this Agreement which would otherwise result from such Change in Control, then, provided that no Default or Event of Default (other than a Default or Event of Default due solely to the occurrence of a Change in Control and which shall have been waived by the Required Lenders as set forth above) has occurred and is continuing, or would exist after giving effect to such Restricted Payment, Borrower may declare and pay cash dividends on its common stock to the extent utilized by Parent to perform its obligations with respect to the put rights granted to Electra Investment Trust P.L.C.(and its permitted successors and assigns) with respect to the Senior Subordinated Convertible Preferred Stock originally issued to Electra Investment Trust P.L.C. pursuant to the Stockholders Agreement as in effect on February 14, 1990 (other than the put rights granted in respect of the Electra Preferred Stock (as such term is defined in the Stockholders Agreement as in effect on February 14, 1990) pursuant to Section 13.4 of the Stockholders Agreement); and

                    (C) so long as no Default or Event of Default has occurred and is continuing, or would exist after giving effect to such Restricted Payment, Borrower may declare and pay cash dividends on its common stock to the extent utilized by Parent to perform its obligations with respect to the put rights granted in respect of the Electra Preferred Stock (as such term is defined in the Stockholders Agreement as in effect on February 14, 1990) pursuant to Section
            13.4 of the Stockholders Agreement as in effect on February 14, 1990;

PROVIDED, HOWEVER, that (1) dividends paid by Borrower pursuant to clauses
(A)(ii), (A)(iii), (B) and (C) above shall be payable only to the extent that Borrower's Consolidated Total Funded Debt to Consolidated Cash Flow Ratio for the Fiscal Year during which any such dividend would be paid is less than or equal to 3.5 to 1; and (2) Borrower may declare dividends referred to in clauses
(A)(i), (A)(ii), (A)(iii), (B) and (C) above only in an amount which does not exceed, in the aggregate, the amount of Borrower's Available Cash.

               (D) Borrower may declare and pay cash dividends on its common stock to the extent utilized by Parent to repurchase Stock of Parent owned on the Closing Date by Persons other than Lear, his Permitted Transferees and Affiliates and members of Senior Management; PROVIDED, HOWEVER, that
     (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) after giving effect thereto the Consolidated Senior Debt to Consolidated Cash Flow Ratio would not exceed 4.5:1.00, (iii) no Default or Event of Default would occur under the financial covenants contained in Section 6.3 hereof determined on a pro forma basis as if such repurchase had occurred on the first day of the full four fiscal quarter period ending prior to such repurchase and (iv) Borrower shall deliver to Agent a certificate of an appropriate officer certifying compliance with each of the provisions of this clause (D) and showing the calculations of such financial tests.

          16. RESTRICTED LEASES AND LEASES. (a) Borrower shall not, and shall not permit any Subsidiary of Borrower to become, directly or indirectly, or remain liable as lessee or as guarantor or other surety with respect to any Restricted Lease, unless, on the date Borrower or such Subsidiary becomes liable with respect to any Restricted Lease and immediately after giving effect to the incurrence of such liability, the aggregate amount of all obligations payable by Borrower and its Subsidiaries under such Restricted Leases and all other Restricted Leases during the four consecutive calendar quarters next succeeding such date shall not exceed $2,000,000 (increasing by 5% each Fiscal Year beginning with the Fiscal Year ending December 31, 1997).

          (a) Borrower shall comply with the provisions of Section 6.12 prior to entering into any new Lease permitted under this Section 7.16 and any new Lease permitted under this Section 7.16 shall be entered into by either a newly formed Subsidiary of Borrower, which Subsidiary shall have been formed in compliance with Section 7.1 hereof for the purpose of operating the motion picture theatre covered by such Lease, or an existing Subsidiary of Borrower the other Theatres owned or leased by which are located in the same Market Segment as the motion picture theatre subject to such new Lease.

          (b) Borrower shall not, and shall not permit any of its Subsidiaries to, modify, amend, cancel, extend (except pursuant to any rights granted to Borrower or any of its Subsidiaries under any Lease) or otherwise change any of the terms, covenants or conditions contained in any Lease which would increase any monetary obligations of Borrower or such

Subsidiary thereunder or materially increase any of the other obligations of Borrower or such Subsidiary thereunder or materially and adversely affect the rights of Borrower or such Subsidiary thereunder without the consent of Agent, except where such modification, amendment, cancellation, extension or other change could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except with respect to those Leases set forth on Schedule 7.16 hereto (all of which Leases may be freely assigned or subleased) and any non-motion picture theatre Leases, Borrower shall not permit and shall not permit any of its Subsidiaries to assign any Leases or sublet any portion of the premises described therein other than to Borrower or any of its Subsidiaries, except that (i) Borrower or any of its Subsidiaries may enter into such assignments and subleases to the extent permitted by Section 7.11 and (ii) Borrower or any of its Subsidiaries shall have the right to license, sublease or enter into a concession agreement with respect to any portion of the premises described therein to any other Person for the purpose of operating food, arcade and other concessions and game and amusement devices in connection with the operation by Borrower or any of its Subsidiaries of the leased premises as a motion picture theatre.

          17. ERISA. Borrower shall not directly or indirectly, and will not permit any of its Subsidiaries or any ERISA Affiliate to directly or indirectly
(i) terminate, any Plan subject to Title IV of ERISA so as to result in liability to Borrower, any of its Subsidiaries or any ERISA Affiliate in excess of $500,000, or (ii) permit to exist any ERISA Event or any other event or condition, which presents the risk of liability of Borrower, any of its Subsidiaries or any ERISA Affiliate in excess of $500,000, or (iii) make or permit any of its Subsidiaries or any ERISA Affiliate to make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan so as to result in liability to Borrower, any of its Subsidiaries or any ERISA Affiliate in excess of $500,000, or (iv) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder, except in the ordinary course of business consistent with past practice, which could result in liability to Borrower, any of its Subsidiaries or any ERISA Affiliate in excess of $500,000, or (v) permit the present value of all nonforfeitable accrued benefits under each Plan (using the actuarial assumptions utilized by the PBGC upon termination of a plan) to exceed the fair market value of Plan assets allocable to such benefits by more than $500,000, all as determined as of the most recent valuation date for each such Plan.

          18. PAYMENT OF BROKERS FEES, ETC. Borrower shall not and shall not permit any Subsidiary to pay any broker's, finder's, "break up", or investment banker's fees or commissions to any person in connection with the transactions contemplated hereby, other than (i) amounts payable to any real estate brokers in connection with entering into any Lease or the purchase of any Real Estate and (ii) amounts payable to the Agent pursuant to this Agreement.

          19.  Intentionally Omitted.

          20.  Intentionally Omitted.

          21. PAYMENT OR MODIFICATION OF NOTE DOCUMENTS. (a) Borrower shall not, and shall not permit any of its Subsidiaries to, make any payments on, or with respect to, any Senior Subordinated Notes, including any payments in redemption or repurchase thereof, except (i) mandatory payments of interest, fees and expenses required by the terms of the Note Documents, but only to the extent permitted under the subordination provisions applicable thereto, and (ii) repurchases of up to $85,000,000 thereof provided that (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) after giving effect thereto the Consolidated Senior Debt to Consolidated Cash Flow Ratio would not exceed 4.5:1.00, (C) no Default or Event of Default would occur under the financial covenants contained in
Section 6.3 hereof determined on a pro forma basis as if such repurchase had occurred on the first day of the full four fiscal quarter period ending prior to such repurchase and (D) Borrower shall deliver to Agent a certificate of an appropriate officer certifying compliance with each of the provisions of this clause (ii) and showing the calculations of such financial tests.

          (a) Borrower shall not, and shall not permit any Subsidiary of Borrower to, amend, supplement or otherwise modify any of the provisions of the Note Documents:

          (i) which amends or modifies the subordination provisions contained therein,

          (ii) which shortens the fixed maturity or increases the principal amount of, or increases the rate or shortens the time of payment of interest on, or increases the amount or shortens the time of payment of any principal or premium payable whether at maturity, at a date fixed for prepayment or by acceleration or otherwise of the Senior Subordinated Notes, or increases the amount of, or accelerates the time of payment of, any fees payable in connection therewith,

          (iii) which relates to the affirmative or negative covenants, events of default or remedies under the Indenture and the effect of which is to subject Borrower or any of its Subsidiaries, to any more onerous or more restrictive provisions, or

          (iv) which adversely affects the interests of Lenders as senior creditors with respect to the Senior Subordinated Notes or the interests of Lenders under this Agreement or any other Loan Document in any respect.

          22. MODIFICATION OF COMPENSATION PLAN. Borrower shall not amend, supplement or otherwise modify any of the terms and conditions of the Compensation Plan (i) which increases the amount of, or accelerates the time of payment of, any compensation or other amounts payable in connection therewith or (ii) which adversely affects the interests of the Agent or any Lender under this Agreement or under any other Loan Document in any respect.

8.   TERM

           1. TERMINATION. Subject to the provisions of Section 2 hereof, the financing arrangement contemplated hereby in respect of the Revolving Credit Loan shall be in effect until the Commitment Termination Date; PROVIDED, HOWEVER, that in the event of a prepayment of any part or the entire Revolving Credit Loan prior to the Commitment Termination Date with funds borrowed from any Person other than Lenders, Borrower shall simultaneously therewith pay to Lenders, in immediately available funds, all Obligations in full, in accordance with the terms of the agreements creating and instruments evidencing such Obligations.

           2. SURVIVAL OF OBLIGATIONS UPON TERMINATION OF FINANCING ARRANGEMENT. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the powers, obligations, duties, rights and liabilities of Borrower or the rights of Agent or any Lender relating to any transaction or event occurring prior to such termination. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations contained in the Loan Documents shall survive such termination or cancellation and shall continue in full force and effect until such time as all of the Obligations have been paid in full in accordance with the terms of the agreements creating such Obligations, at which time the same shall terminate.

9.   EVENTS OF DEFAULT; RIGHTS AND REMEDIES

           1. EVENTS OF DEFAULT. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

          (a) Borrower shall fail to (i) make any payment of principal of, or interest on, or fees owing in respect of, the Revolving Credit Loan or any of the other Obligations when due and payable or declared due and payable or (ii) pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within five (5) days following Borrower's receipt of Agent's written demand for such reimbursement or payment of expenses.

          (b) Borrower shall fail or neglect to perform, keep or observe any of the provisions of Section 6.3 or Article 7 of this Agreement.

          (c) Borrower shall fail or neglect to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents, or any other Loan Party shall fail or neglect to perform, keep or observe any of the provisions of any other Loan Document and the same shall remain unremedied for a period ending on the first to occur of ten (10) days after Borrower shall receive written notice of any such failure from Agent or thirty (30) days after Borrower shall become aware thereof.

          (d) (Except where the same is being contested in good faith as permitted under Section 6.2(b) hereof) a default shall occur under any other agreement, document or instrument (including, without limitation, any Lease) to which any Loan Party is a party or by which any such Loan Party or any such Loan Party's property is bound, and such default (i) involves the failure to make any payment (whether of principal, interest or otherwise) due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness of any Loan Party (or any payment obligation of any Loan Party under any Lease) after giving effect to the applicable grace period, if any, in an aggregate amount exceeding $1,000,000; or (ii) causes (or permits any holder of such Indebtedness or a trustee or party to any Lease to cause) such Indebtedness (or payment obligation under any Lease) or a portion thereof in an aggregate amount exceeding $1,000,000, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment.

          (e) Any representation or warranty of any Loan Party contained in this Agreement, including the Schedules hereto, or in the other Loan Documents or Ancillary Agreements furnished by or on behalf of Parent, Borrower or any of Borrower's Subsidiaries pursuant to the terms of this Agreement shall be untrue or incorrect in any material respect, as of the date when made or deemed made (including those made or deemed made pursuant to Section 3.3 hereof).

          (f) All or any material portion of the assets of any Loan Party shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Loan Party and shall remain unstayed or undismissed for sixty (60) consecutive days; or any Person other than any Loan Party shall apply for the appointment of a receiver, trustee or custodian for any of the assets of any Loan Party and such application shall remain unstayed or undismissed for sixty (60) consecutive days; or any Loan Party shall have concealed, removed or permitted to be concealed or removed, any material part of its property, with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its property or the incurring of an obligation which is fraudulent under any bankruptcy, fraudulent conveyance or other similar law.

          (g) A case or proceeding shall have been commenced against any Loan Party in a court having competent jurisdiction seeking a decree or order in respect of such Loan Party (i) under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of such Loan Party or of any substantial part of its or their properties, or (iii) ordering the winding-up or liquidation of the affairs of such Loan Party, and such case or proceeding shall remain undismissed or unstayed for sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding.

          (h) Any Loan Party shall (i) file a petition seeking relief under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Borrower or such Loan Party or of any substantial part of its properties, (iii) fail generally to pay its debts as such debts become due, or (iv) take any corporate action authorizing any such action.

          (i) Final judgment or judgments (after the expiration of all times to appeal therefrom) for the payment of money in excess of $500,000 in the aggregate shall be rendered against Borrower or any of its Subsidiaries and the same shall not be (i) fully covered by insurance in accordance with
Section 6.7 hereof, or (ii) vacated, stayed, bonded, paid or discharged for a period of thirty (30) days.

          (j) Any of the following events shall have occurred and shall not have been cured within ten (10) days thereafter:

               (i) Lear, any of his Permitted Transferees (including through a Derivative Ownership Interest) and Affiliates, any executor, heir or successor appointed to take control of Lear's affairs in the event of his death disability, incapacity, bankruptcy or by operation of law, and Senior Management shall, taken as a group, cease to own, in the aggregate, at least a majority of each of Parent's Voting Stock and Common Stock;

               (ii) Parent shall cease to own all of Borrower's outstanding Capital Stock;


(iv) Borrower sells, transfers or otherwise disposes of all or substantially all of the assets of Borrower; or

               (v) the Continuing Directors cease for any reason to constitute a majority of the directors of Borrower then in office.

          (k) With respect to any Plan: (i) Borrower, or any of its Subsidiaries or any other party-in-interest or disqualified person shall engage in any transactions which in the aggregate would reasonably result in a direct or indirect liability to Borrower, or any of its Subsidiaries or any ERISA Affiliate in excess of $500,000 under Section 409 or 502 of ERISA or IRC Section 4975; (ii) Borrower, or any of its Subsidiaries or any ERISA Affiliate shall incur any accumulated funding deficiency, as defined in IRC
Section 412, in the aggregate in excess of $500,000, or request a funding waiver from the IRS for contributions in the aggregate in excess of $500,000;
(iii) Borrower, or any of its Subsidiaries or any ERISA Affiliate shall incur any withdrawal liability in the aggregate in excess of $500,000 as a result of a complete or partial withdrawal within the meaning of Section 4203 or 4205 of ERISA; (iv)
Borrower, or any of its Subsidiaries or any ERISA Affiliate shall fail to make a required contribution by the due date under Section 412 of the IRC or
Section 302 of ERISA which would result in the imposition of a lien under such Sections; (v) Borrower, or any of its Subsidiaries or any ERISA
Affiliate shall notify the PBGC of an intent to terminate, or the PBGC shall institute proceedings to terminate, a Plan; (vi) a Reportable Event shall occur with respect to a Plan, and within 15 days after the reporting of such Reportable Event to any Lender, such Lender shall have notified Borrower in writing that (A) it has made a determination that, on the basis of such Reportable Event, there are reasonable grounds for the termination of such Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan and (B) as a result thereof a Default or an Event of Default shall occur hereunder; (vii) a trustee shall be appointed by a court of competent jurisdiction to administer any Plan or the assets thereof; (viii) the benefits of any Plan shall be increased, or Borrower, or any of its Subsidiaries or any ERISA Affiliate shall begin to maintain, or begin to contribute to, any Plan, without the prior written consent of Lender; or (ix) any ERISA Event with respect to a Plan shall have occurred, and 30 days thereafter (A) such ERISA Event, other than such event described in clause (e) of the definition of ERISA Event herein (if correctable) shall not have been corrected and (B) the then present value of such Plan's vested benefits shall exceed the then current value of assets accumulated in such Plan; PROVIDED, HOWEVER, that the events listed in subsections (iv)-(ix) shall constitute Events of Default only if, as of the date thereof or any subsequent date, the maximum amount of liability Borrower, any of its Subsidiaries or any ERISA Affiliate could incur in the aggregate under Section 4062, 4063, 4064, 4219 or 4243 of ERISA or any other provision of law with respect to all such Plans, computed by the actuary of the Plan taking into account any applicable rules and regulations of the PBGC at such time, and based on the actuarial assumptions used by the Plan, resulting from or otherwise associated with such event exceeds $500,000.

          (l) Any material provision of any Collateral Document, after delivery thereof pursuant to Section 3.1 and/or 3.2 shall for any reason cease to be valid or enforceable in accordance with its terms, or any security interest created under any Collateral Document shall cease to be a valid and perfected first priority security interest or Lien (subject to Permitted Encumbrances) in any of the Collateral purported to be covered thereby.

          2. REMEDIES. If any Event of Default specified in Section 9.1 shall have occurred and be continuing, (i) GE Capital may, without notice, terminate this facility with respect to further Revolving Credit Advances, whereupon no Revolving Credit Advances may be made hereunder, and/or (ii) Agent shall at the request, or may with the consent, of the Required Lenders, without notice, declare all Obligations to be forthwith due and payable, whereupon all such Obligations shall become and be due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower; PROVIDED, HOWEVER, that upon the occurrence of an Event of Default specified in Section 9.1(f), (g) or (h) hereof, such obligations shall become due and payable without declaration, notice or demand by Agent or any Lender.

          Agent shall take such action with respect to any Default or Event of Default specified in Section 9.1 as shall be directed by the Required Lenders; PROVIDED, THAT, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Agent and Lenders, taken as a whole, including any action (or the failure to act) pursuant to the Loan Documents.

          3. WAIVERS BY BORROWER. Except as otherwise provided for in this Agreement or by applicable law, Borrower waives (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent or any Lender on which Borrower may in any way be liable and hereby ratifies and confirms whatever Agent or any Lender may do in this regard, (ii) all rights to notice and a hearing prior to Agent's or any Lender's taking possession or control of, or to Agent's or any Lender's replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of its remedies, and (iii) the benefit of all valuation, appraisal and exemption laws. Borrower acknowledges that it has been advised by counsel of its choice with respect to this Agreement, the other Loan Documents and the transactions evidenced by this Agreement and the other Loan Documents.

          4. RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default and, except in the case of an event referred to in Section 9.1(f), (g) or (h), the making of the request or the granting of the consent specified by Section 9.2 to authorize Agent to declare the Notes due and payable pursuant to the provisions of Section 9.2, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement, and the Notes held by such Lender irrespective of whether or not such Lender shall have made any demand under this Agreement or any such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify Borrower after any such set-off and application made by such Lender; PROVIDED, HOWEVER, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

10.  THE AGENT

          1. AUTHORIZATION AND ACTION. Each Lender hereby appoints and authorizes Agent to take such action on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Notes), Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders; PROVIDED, HOWEVER, that Agent shall not be required to take any action which exposes Agent to personal liability or which is contrary to this Agreement or the other Loan Documents or applicable law. Agent agrees to give each Lender prompt notice of each notice given to it by Borrower pursuant to the terms of this Agreement and the other Loan Documents.

          2. AGENT'S RELIANCE, ETC. Neither Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or wilful misconduct. Without limitation of the generality of the foregoing, Agent: (i) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Agent; (ii) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representations to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

          3. GE CAPITAL AND AFFILIATES. With respect to its commitment hereunder to make Revolving Credit Advances made by it, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include GE Capital in its individual capacity. GE Capital and its affiliates may lend money to, and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person who may do business with or own securities of any Loan Party or any such Subsidiary, all as if GE Capital were not Agent and without any duty to account therefor to Lenders.

          4. LENDER CREDIT DECISION. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to in Section 4.6 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

          5. INDEMNIFICATION. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower), ratably according to the respective principal amounts of the Notes then held by each of them, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent under this Agreement; PROVIDED, HOWEVER, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or wilful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrower.

          6. SUCCESSOR AGENT. Agent may resign at any time by giving written notice thereof to Lenders and Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any state thereof and having a combined capital and surplus of at least $200,000,000 or a subsidiary of such a commercial bank. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent's resignation hereunder as

Agent, the provisions of this Article 10 shall inure to its benefit as to any actions taken or omitted to be taken by it, while it was Agent under this Agreement and the other Loan Documents.

11.  MISCELLANEOUS

          1.  COMPLETE AGREEMENT; MODIFICATION OF AGREEMENT; SALE OF INTEREST.
(a) The Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and may not be modified, altered or amended, except by an agreement in writing signed by Borrower, Agent and Lenders as required by Section 11.1(d) below. Borrower may not sell, assign or transfer any of the Loan Documents or any portion thereof, including, without limitation, Borrower's rights, title, interests, remedies, powers and duties hereunder or thereunder. Borrower hereby consents to Agent's and any Lender's sale of participations, assignment, transfer or other disposition, at any time or times, of any of the Loan Documents or of any portion thereof or interest therein, including, without limitation, Agent's and any Lender's rights, title, interests, remedies, powers or duties thereunder, whether evidenced by a writing or not. Borrower agrees that it will use its best efforts to assist and cooperate with Agent in any manner reasonably requested by Agent to effect the sale of participations in or assignments of any of the Loan Documents or of any portion thereof or interest therein, including, without limitation, assistance in the preparation of appropriate disclosure documents or placement memoranda.

          (a) In the event Agent or any Lender assigns or otherwise transfers all or any part of the Revolving Credit Note, Borrower shall, upon the request of Agent or such Lender issue new Revolving Credit Notes to effectuate such assignment or transfer.

          (b) Each Lender may sell, assign, transfer or negotiate to one or more other Lenders, commercial banks, insurance companies, other financial institutions or any other Person acceptable to Agent all or a portion of its rights and obligations under any Note held by such Lender and this Agreement; PROVIDED, HOWEVER, that (i) each such sale, assignment, transfer or negotiation shall be of a constant, and not a varying, percentage of all of the assigning Lender's rights and obligations under such Note and this Agreement, (ii) any such sale, assignment, transfer or negotiation shall not require Borrower to file a registration statement with the Securities and Exchange Commission or apply to qualify the Notes under the blue sky law of any state, (iii) any such sale, assignment or transfer shall be in an aggregate principal amount of not less than $5,000,000 and any assigning Lender shall have retained a Commitment in a minimum amount equal to $5,000,000 unless such assignment represents 100% of the assigning Lender's Commitment, (iv) acceptance of such assignment by any assignees shall constitute the agreement of such assignee to be bound by the terms of this Agreement applicable to Lender, and (v) the assigning Lender pays to the Agent an assignment fee of $3,500. From and after the effective date of such an assignment, (x) the assignees thereunder shall, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such assignment and (y) the assignor Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment, relinquish its rights and be released from its obligations under the Agreement (and, in the case of an assignment and acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

          (c) No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by Borrower therefrom, nor release of any Collateral or Guaranty, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED, HOWEVER, that no amendment, waiver or consent shall, unless in writing and signed by each Lender affected thereby do any of the following: (i) increase the Maximum Revolving Credit Loan, (ii) reduce the principal of, or interest on, the Notes or other amounts payable hereunder or release or discharge the Borrower from its obligations to make such payments, other than those payable only to Agent which may be reduced by Agent unilaterally, (iii) postpone any date fixed for any payment of principal of, or interest on, the Notes or other amounts payable hereunder, other than those payable only to Agent which may be postponed by Agent unilaterally, or change the definition of Commitment Termination Date,
(iv) release any Collateral, except in connection with transactions permitted by
Section 7.11 or as otherwise contemplated hereby or by the Collateral Documents,
(v) change the aggregate unpaid principal amount of the Notes, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder, or change the definition of Required Lenders, or (vi) amend this Section 11.1(d); and PROVIDED, FURTHER, HOWEVER, that no amendment, waiver or consent shall unless in writing and signed by the Agent in addition to the Required Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement, any Note or any Loan Document.

          2. FEES AND EXPENSES. Borrower shall pay all reasonable out-of-pocket expenses of Agent in connection with the preparation of the Loan Documents (including the reasonable fees and expenses of all of its counsel retained in connection with the Loan Documents and the transactions contemplated thereby). If, at any time or times, regardless of the existence of an Event of Default (except with respect to paragraphs (iii) and (iv) below, which shall be subject to an Event of Default having occurred and be continuing), Agent (or in the case of paragraphs (iii) and (iv) below, Agent or any Lender) shall employ counsel for advice or other representation or shall incur reasonable legal or other costs and expenses in connection with:

(ii) any amendment, modification or waiver, or consent with respect to, any of the Loan Documents or advice in connection with the administration of the loans made pursuant hereto or its rights hereunder or thereunder;

(iii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent or any Lender, Borrower, any Subsidiary of Borrower or any other Person) in any way relating to the Collateral, any of the Loan Documents or any other agreements to be executed or delivered in connection herewith;

(iv) any attempt to enforce any rights of Agent or any Lender against Borrower, any Subsidiary of Borrower or any other Person, that may be obligated to any Lender by virtue of any of the Loan Documents or, with respect to Agent only, determining what actions, if any, to take upon the occurrence of an Event of Default;

(v) any attempt to verify, protect, collect, sell, liquidate or otherwise dispose of the Collateral;

then, and in any such event, the reasonable attorneys' fees and other third party fees arising from such services, including those of any appellate proceedings, and all reasonable expenses, costs, charges and other fees incurred by such counsel and third parties in any way or respect arising in connection with or relating to any of the events or actions described in this Section shall be payable, on demand, by Borrower to Agent or such Lender and shall be additional Obligations secured under this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: paralegal fees, costs and expenses; accountants' and investment bankers' fees, costs and expenses which fees, costs and expenses shall be payable upon an Event of Default having occurred and continuing when incurred (to the extent such accountants' and investment bankers' fees, costs and expenses shall have been incurred); court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such services.

          3. NO WAIVER BY AGENT OR ANY LENDER. Agent's or any Lender's failure, at any time or times, to require strict performance by any Loan Party of any provision of this Agreement and any of the other Loan Documents shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Agent or Lenders of an Event of Default by any Loan Party under the Loan Documents shall not suspend, waive or affect any other Event of Default by any Loan Party under this Agreement and any of the other Loan Documents, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of any Loan Party contained in this Agreement or any of the other Loan Documents and no Event of Default by Borrower under this Agreement and no defaults by any Loan Party under any of the other Loan Documents shall be deemed to have been suspended or waived by Agent or Lenders, unless such suspension or waiver is by an instrument in writing signed by an officer of Agent and Required Lenders (as such term is defined in the applicable provision hereof) and directed to such Loan Party specifying such suspension or waiver.

          4. REMEDIES. Agent's and Lenders' rights and remedies under this Agreement shall be cumulative and non-exclusive of any other rights and remedies which Agent and Lenders may have under any other agreement, including without limitation, the Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

          5. WAIVER OF JURY TRIAL. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under the Loan Documents.

          6. SEVERABILITY. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          7. PARTIES. This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of Borrower, Agent and Lenders and the assigns, transferees and endorsees of Agent and Lenders.

          8. CONFLICT OF TERMS. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

          9. AUTHORIZED SIGNATURE. Until Agent shall be notified by Borrower to the contrary, the signature upon any document or instrument delivered pursuant hereto of an officer of Borrower listed in Schedule 11.9 hereto shall bind Borrower and be deemed to be the act of Borrower affixed pursuant to and in accordance with resolutions duly adopted by Borrower's Board of Directors.

          10. GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. AGENT, EACH LENDER AND BORROWER EACH HEREBY IRREVOCABLY AGREE THAT ANY LEGAL ACTION OR PROCEEDING AGAINST IT ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS MAY BE BROUGHT IN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. BORROWER, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EXPRESSLY AND IRREVOCABLY

CONSENTS TO THE PERSONAL JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING. BORROWER EXPRESSLY AND IRREVOCABLY WAIVES ANY CLAIM OR DEFENSE IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT BASED ON ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS OR ANY SIMILAR BASIS. SERVICE OF SUMMONS, NOTICE OR OTHER PROCESS ON BORROWER, AGENT OR ANY LENDER IN ANY ACTION ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS SHALL BE EFFECTIVE IF MAILED TO SUCH PARTY AT THE ADDRESS LISTED IN SECTION 11.11 HEREOF OR DELIVERED TO ANY SUCH PARTY BY HAND. NOTHING HEREIN SHALL PRECLUDE AGENT, ANY LENDER OR BORROWER FROM BRINGING SUIT OR SERVING PROCESS OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION.

          11. NOTICES. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person or by registered or certified mail, return receipt requested, postage prepaid, by telecopy or by overnight air courier guaranteeing next day delivery, directed to the party to receive the same at its address stated below:

          (a)  If to Agent at:

          General Electric Capital Corporation
          201 High Ridge Road
          Stamford, Connecticut  06927
          Attention: Commercial Finance - Act III Account Manager
          Telephone No.: (203) 316-7583
          Telecopy No.:  (203) 316-7894

          With copies to:

          General Electric Capital Corporation
          201 High Ridge Road
          Stamford, Connecticut  06927
          Attention: Commercial Finance - Legal Counsel
          Telephone No.: (203) 316-7552
          Telecopy No.:  (203) 316-7889

          and

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, New York  10153
          Attention: Ted S. Waksman, Esq.
          Telephone No.: (212) 310-8000
          Telecopy No.:  (212) 310-8007

          (b)  If to Borrower at:

          Act III Theatres, Inc.
          919 S.W. Taylor Street, Suite 900
          Portland, Oregon  97205
          Attention.:  Walt S. Aman
          Telephone No.: (503) 221-0213
          Telecopy No.:  (503) 228-5032

          With a copy to:

          Schwabe Williamson & Wyatt P.C.
          Pacwest Center, Suites 1600-1800
          Portland, Oregon  97204-3795
          Attention:  Mark A. Manulik
          Telephone No.: (503) 796-2990
          Telecopy No:   (503) 796-2900

          (c) If to any Lender, at its address indicated on the signature pages hereof or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, on the date actually received, if sent by telecopy or overnight courier service, with receipt acknowledged or three (3) Business Days after the same shall have been deposited in the United States mail. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

          12. SURVIVAL. The representations and warranties of Borrower in this Agreement shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto.

          13. SECTION TITLES. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not part of the agreement between the parties hereto.

          14. COUNTERPARTS. This Agreement may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered in New York, New York as of the date first above written.

                                       ACT III THEATRES, INC.

                                       By:    /s/  W.S. Aman
                                          --------------------------------
                                       Name:  W.S. Aman
                                       Title: President

                                       GENERAL ELECTRIC CAPITAL CORPORATION,
                                         as Agent

                                       By:    /s/  Marshall N. Dudley
                                          --------------------------------
                                       Name:  Marshall N. Dudley, Jr.
                                       Title: Duly Authorized Signatory


              Commitment               Lenders:
              ----------               --------
              $125,000,000         GENERAL ELECTRIC CAPITAL CORPORATION
                                       201 High Ridge Road
                                       Stamford, Connecticut  06927
                                       Attention: Commercial Finance - Act III
                                                    Account Manager
                                       Telephone No.: (203) 316-7583
                                       Telecopy No.:  (203) 316-7894

                                       By:    /s/ Marshall N. Dudley
                                          --------------------------------
                                       Name:  Marshall N. Dudley, Jr.
                                       Title: Duly Authorized Signatory


              $42,000,000          CIBC INC.
                                       425 Lexington Avenue
                                       New York, New York  10017
                                       Attention:  Martin Friedman
                                       Telephone No.: (212) 856-3617
                                       Telecopy No.:  (212) 856-3558

                                       By:    /s/  Martin Friedman
                                          --------------------------------
                                       Name:  Martin Friedman
                                       Title: Managing Director, CIBC Wood Gundy

                                       Securities Corp., as Agent

          $42,000,000              BANK OF AMERICA NATIONAL TRUST & SAVINGS
                                     ASSOCIATION
                                       55 South Flower Street
                                       10th Floor, Unit 3283
                                       Los Angeles, California  90071
                                       Attention:  Madeline W. Lee
                                       Telephone No.: (213) 228-6377
                                       Telecopy No.:  (213) 228-2641

                                       By:    /s/  MADELINE W. LEE
                                          -----------------------------------
                                       Name:  Madeline W. Lee
                                       Title: Vice President


          $41,000,000              MORGAN GUA
                                       60 Wall Street
                                       New York, New York  10260
                                       Attention:  Michael Leder
                                       Telephone No.:  (212) 648-7602
                                       Telecopy No.:   (212) 648-5348

                                       By:    /s/  R. BLAKE WITHERINGTON
                                          -----------------------------------
                                       Name:  R. Blake Witherington
                                       Title: Vice President

                                                                  EXECUTION COPY







                                U.S. $250,000,000

                       AMENDED AND RESTATED LOAN AGREEMENT


                         Dated as of February 14, 1997,


                                      among


                             ACT III THEATRES, INC.
                                   as Borrower


                                       and


                      GENERAL ELECTRIC CAPITAL CORPORATION
                               as Agent and Lender

                                       and


                            THE LENDERS NAMED HEREIN
                            as Lenders and Co-Agents

                                TABLE OF CONTENTS

SECTION                                                                     PAGE
-------                                                                     ----
1.  DEFINITIONS.............................................................   1

2.  AMOUNT AND TERMS OF CREDIT .............................................  23
          2.1.    Revolving Credit Advances.................................  23
          2.2.    Intentionally Omitted.....................................  25
          2.3.    Intentionally Omitted.....................................  25
          2.4.    Mandatory Prepayment......................................  25
          2.5.    Intentionally Omitted.....................................  26
          2.6.    Use of Proceeds...........................................  26
          2.7.    Single Loan...............................................  26
          2.8.    Interest on Revolving Credit Loan.........................  26
          2.9.    Intentionally Omitted.....................................  28
          2.10.   Fees......................................................  28
          2.11.   Receipt of Payments.......................................  29
          2.12.   Application of Payments...................................  29
          2.13.   Sharing of Payments, Etc. ................................  30
          2.14.   Accounting ...............................................  30
          2.15.   Indemnity.................................................  31
          2.16.   Access ...................................................  32
          2.17.   Capital Adequacy; Increased Costs; Illegality.............  33
          2.18.   Taxes.....................................................  35

3.  CONDITIONS PRECEDENT

          3.1.    Conditions to Effectiveness of Restated Loan Agreement....  36
          3.2.    Conditions to the Initial and Each Subsequent Revolving
                    Credit Advance..........................................  38

4.  REPRESENTATIONS AND WARRANTIES .........................................  38
          4.1.    Corporate or Partnership Existence; Compliance with Law...  38
          4.2.    Executive Offices.........................................  39
          4.3.    Subsidiaries .............................................  39
          4.4.    Corporate and Partnership Power; Authorization;
                    Enforceable Obligations.................................  39
          4.5.    Solvency..................................................  40

                                                                            PAGE
                                                                            ----
          4.6.    Financial Statements......................................  40
          4.7.    Projections...............................................  41
          4.8.    Ownership of Property; Liens..............................  42
          4.9.    No Default................................................  44
          4.10.   Labor Matters.............................................  44
          4.11.   Other Ventures............................................  45
          4.12.   Investment Company Act....................................  45
          4.13.   Margin Regulations........................................  45
          4.14.   Taxes.....................................................  45
          4.15.   ERISA.....................................................  46
          4.16.   No Litigation.............................................  48
          4.17.   Brokers...................................................  48
          4.18.   Intentionally Omitted.....................................  48
          4.19.   Outstanding Stock; Options; Warrants; Etc. ...............  48
          4.20.   Employment and Labor Agreements...........................  49
          4.21.   Patents, Trademarks, Copyrights and Licenses..............  49
          4.22.   Full Disclosure...........................................  49
          4.23.   Liens.....................................................  50
          4.24.   No Material Adverse Effect................................  50
          4.25.   Environmental Protection..................................  50
          4.26.   Prior Liens...............................................  51

5.  FINANCIAL STATEMENTS AND INFORMATION....................................  51
          5.1.    Reports and Notices.......................................  51
          5.2.    Communication with Accountants............................  54

6.  AFFIRMATIVE COVENANTS...................................................  55
          6.1.    Maintenance of Existence and Conduct of Business..........  55
          6.2.    Payment of Obligations....................................  55
          6.3.    Financial Covenants.......................................  56
          6.4.    Lender's Fees.............................................  57
          6.5.    Books and Records.........................................  57
          6.6.    Litigation................................................  57
          6.7.    Insurance.................................................  58
          6.8.    Compliance with Law.......................................  58
          6.9.    Agreements................................................  58
          6.10.   Supplemental Disclosure...................................  58
          6.11.   Employee Plans............................................  59
          6.12.   Leases; New Real Estate...................................  60

                                                                            PAGE
                                                                            ----

          6.13.   Environmental Matters.....................................  62
          6.14.   SEC Filings; Certain Other Notices........................  63

7.  NEGATIVE COVENANTS......................................................  63
          7.1.    Mergers, Etc. ............................................  63
          7.2.    Investments; Loans and Advances...........................  63
          7.3.    Indebtedness..............................................  64
          7.4.    Employee Loans............................................  65
          7.5.    Capital Structure.........................................  65
          7.6.    Maintenance of Business...................................  65
          7.7.    Transactions with Affiliates..............................  65
          7.8.    Guaranteed Indebtedness...................................  66
          7.9.    Liens.....................................................  67
          7.10.   Capital Expenditures......................................  67
          7.11.   Sale of Assets............................................  67
          7.12.   Cancellation of Indebtedness..............................  68
          7.13.   Events of Default.........................................  68
          7.14.   Hedging Transactions......................................  68
          7.15.   Restricted Payments.......................................  68
          7.16.   Restricted Leases and Leases..............................  70
          7.17.   ERISA.....................................................  71
          7.18.   Payment of Brokers Fees, Etc. ............................  71
          7.19.   Intentionally Omitted.....................................  71
          7.20.   Intentionally Omitted.....................................  71
          7.21.   Payment or Modification of Note Documents.................  72
          7.22.   Modification of Compensation Plan.........................  72

8.  TERM....................................................................  73
          8.1.    Termination...............................................  73
          8.2.    Survival of Obligations Upon Termination of
                    Financing Arrangement...................................  73

9.  EVENTS OF DEFAULT; RIGHTS AND REMEDIES..................................  73
          9.1.    Events of Default.........................................  73
          9.2.    Remedies..................................................  77
          9.3.    Waivers by Borrower.......................................  78
          9.4.    Right of Set-Off..........................................  78

10. THE AGENT...............................................................  78
          10.1.   Authorization and Action..................................  78

                                                                            PAGE
                                                                            ----
          10.2.   Agent's Reliance, Etc. ...................................  79
          10.3.   GE Capital and Affiliates.................................  79
          10.4.   Lender Credit Decision....................................  80
          10.5.   Indemnification...........................................  80
          10.6.   Successor Agent...........................................  80

11. MISCELLANEOUS...........................................................  81
          11.1.   Complete Agreement; Modification of Agreement; Sale of
                    Interest................................................  81
          11.2.   Fees and Expenses.........................................  83
          11.3.   No Waiver by Agent or Any Lender..........................  84
          11.4.   Remedies..................................................  84
          11.5.   Waiver of Jury Trial......................................  85
          11.6.   Severability..............................................  85
          11.7.   Parties...................................................  85
          11.8.   Conflict of Terms.........................................  85
          11.9.   Authorized Signature......................................  85
          11.10.  GOVERNING LAW.............................................  85
          11.11.  Notices...................................................  86
          11.12.  Survival..................................................  87
          11.13.  Section Titles............................................  87
          11.14.  Counterparts..............................................  87

                                                                            PAGE
                                                                            ----
                          INDEX OF EXHIBITS AND SCHEDULES

Exhibit A      -    Form of Revolving Credit Note
Exhibit B      -    Form of Notice of Revolving Credit Advance
Exhibit C      -    Form of Leasehold Mortgage
Exhibit D      -    Form of Mortgage
Schedule 1.1   -    LIBOR Lending Offices
Schedule 1.2   -    Permitted Encumbrances
Schedule 2.1   -    Permitted Depository Banks
Schedule 4.1   -    Compliance With Law
Schedule 4.2   -    Executive Offices
Schedule 4.3   -    Subsidiaries
Schedule 4.4   -    Required Consents
Schedule 4.6(d)     -    Dividends and Distributions
Schedule 4.8(a)     -    Owned Real Estate
Schedule 4.8(b)     -    Leases
Schedule 4.8(c)     -    Real Property Options, Rights, etc.
Schedule 4.8(d)     -    Improvements
Schedule 4.8(e)     -    Real Estate Permits
Schedule 4.8(f)     Condemnation Proceedings
Schedule 4.11  -    Other Ventures
Schedule 4.14  -    Tax Matters
Schedule 4.15  -    ERISA Matters
Schedule 4.16  -    Litigation
Schedule 4.17  -    Brokers and Brokerage Fees
Schedule 4.19  -    Outstanding Stock; Options, Warrants;
                    etc.
Schedule 4.20  -    Employment and Labor Agreements
Schedule 4.21  -    Patents and Trademarks
Schedule 4.24  -    Events Subsequent to December 31, 1988
Schedule 4.25  -    Environmental Matters
Schedule 4.26  -    Prior Liens
Schedule 6.7   -    Insurance

Schedule 6.7B -    Insurance Requirements
Schedule 6.12  -    Mandatory Leasehold Language
Schedule 7.2   -    Permitted Banks and Other Financial
                     Institutions for Investments
Schedule 7.7   -    Management Fee
Schedule 7.16  -    Assignable Leases
Schedule 11.9  -    Authorized Signatures